Exhibit 10.81

CONFIDENTIAL        Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

by and among

Akebia Therapeutics, Inc.,

Keryx Biopharmaceuticals, Inc.,

and

Averoa SAS

______________________________________
Dated as of December 22, 2022
______________________________________

CONFIDENTIAL        Execution Version

TABLE OF CONTENTS
Page
1.    DEFINITIONS    1
2.    LICENSE GRANTS    12
3.    GOVERNANCE    15
4.    DEVELOPMENT, MANUFACTURING, REGULATORY AND COMMERCIALIZATION    18
5.    PAYMENTS    26
6.    INTELLECTUAL PROPERTY RIGHTS    29
7.    CONFIDENTIALITY    35
8.    REPRESENTATIONS, WARRANTIES, AND COVENANTS    41
9.    INDEMNIFICATION    44
10.    TERM; TERMINATION    45
11.    DISPUTE RESOLUTION; GOVERNING LAW    48
12.    MISCELLANEOUS    50

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (“Agreement”) is made effective as of December 22, 2022 (the “Effective Date”), by and among Akebia Therapeutics, Inc., a Delaware corporation with its principal place of business at 245 First Street, Cambridge, MA 02142 and its Subsidiary, Keryx Biopharmaceuticals, Inc. (“Keryx,” and collectively, “Akebia”), on the one hand, and Averoa SAS, an French corporation, having a place of business at 11 avenue Paul Verlaine, 38100 Grenoble, France, represented by Luc-André Granier in his capacity as CEO, duly empowered for the purposes hereof (“Licensee”) on the other hand. Akebia and Licensee may, from time to time, be individually referred to as a “Party” and collectively referred to as the “Parties.”
RECITALS
WHEREAS, Akebia Controls certain Patent Rights and Know-How related to the Licensed Product; and
WHEREAS, Licensee wishes to obtain, and Akebia wishes to grant, certain licenses under such Patent Rights and Know-How to Develop and Commercialize the Licensed Product on the terms and conditions set forth herein.
NOW, THEREFORE, the Parties, intending to be legally bound hereby, agree as follows:
DEFINITIONS
1.1    “Accounting Standards” means, as applicable, (a) International Financial Reporting Standards, or (b) GAAP.
1.2     “Additional Development” has the meaning set forth in Section 4.3.4 (Additional Development).
1.2     “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” will refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of more than 50% of the voting securities of such entity.
1.4     “Agreement” has the meaning set forth in the Preamble.
1.5     “Akebia” has the meaning set forth in the Preamble.
1.6     “Akebia Cost Defense Action” has the meaning set forth in 6.5.2 (Control and Cost).
1.7     “Akebia Defense Action” has the meaning set forth in Section 6.5.1 (Rights to Defend).
1.8     “Akebia Housemarks” means (a) the corporate logos of Akebia and Keryx, (b) the trademarks “AKEBIA” and “KERYX,” (c) any other trademark, trade name, or service mark (whether registered or unregistered) containing the word “Akebia” or “Keryx,” (d) any trademark, trade name, or service mark (whether registered or unregistered) used as the name of any clinical trial for the Licensed Product, (e) any other corporate logo or trademark of Akebia used by Akebia to identify Akebia or its Affiliates, (f) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (g) all goodwill associated with any and all of the foregoing in clauses (a) through (f).
1.9     “Akebia Improvements” means any Improvement invented, conceived, discovered, created, or otherwise developed solely by or on behalf of Akebia (or its Affiliates) in the performance of activities under this Agreement during the Term.
1.10     “Akebia Indemnitees” has the meaning set forth in Section 9.1 (Indemnification by Licensee).
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1.11     “Akebia Know-How” means Know-How that is Controlled by Akebia on the Effective Date that is necessary to Develop, package in accordance with the Approved Labeling, or Commercialize the Licensed Product in the Territory in the form that it exists on the Effective Date, including any data that supports Akebia’s pediatric study plan, but expressly excluding all Akebia Pediatric Data (unless and until the Parties agree as to the terms of a license to be granted to Licensee with respect to such Akebia Pediatric Data and an appropriate cost sharing arrangement as set forth under Section 2.5.1 (By Akebia)), in each case, as set forth in Section 4.3.2 (Pediatric Investigation Plan). Akebia Know-How will also include all Akebia Improvements.
1.12     “Akebia Patent Rights” means (a) the Patent Rights listed on Schedule 1.12 (Akebia Patent Rights); (b) all Patent Rights in the Territory that directly or indirectly claim priority thereto or share common priority therewith whether filed before or after the Effective Date, to the extent Akebia Controls such patents and patent applications; and (c) all Patent Rights Controlled by Akebia or its Affiliates that are necessary to Develop, package in accordance with the Approved Labeling, or Commercialize the Licensed Product in the Territory.
1.13     “Akebia Pediatric Clinical Trials” has the meaning set forth in Schedule 1.13.
1.14     “Akebia Pediatric Data” means any data, results, or other Akebia Know-How generated in the performance of any ongoing or future clinical trials included in Akebia’s pediatric investigation plan, including the Akebia Pediatric Clinical Trials.
1.15     “Akebia Technology” means collectively, the Akebia Patent Rights and Akebia Know-How.
1.16     “Alliance Manager” has the meaning set forth in Section 3.8 (Alliance Managers).
1.17     “API” means active pharmaceutical ingredient, which is also commonly referred to as drug substance.
1.18     “Applicable Laws” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule or regulation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including (a) the applicable regulations and guidance of the FDA and E.U. (and national implementations thereof) that constitute good laboratory practices, good manufacturing practices, good clinical practices, and any regulations or guidance of any applicable Regulatory Authority (and national implementations thereof) concerning healthcare, promotional, or regulatory matters, and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Governmental Authority; and (b) data privacy and protection laws and regulations.
1.19     “Approved Labeling” means: (a) the Regulatory Authority-approved full prescribing information for the Licensed Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for the Licensed Product.
1.20     “Arbitration Request” has the meaning set forth in Section 11.2.1 (Arbitration Request).
1.21     “Base Royalties” has the meaning set forth in Section 5.1.1 (Base Royalties).
1.22     “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks located in Boston, Massachusetts, Ireland, or France are authorized or required by law to remain closed.
1.23     “Breaching Party” has the meaning set forth in Section 10.2 (Termination for Breach).

1.24     “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.
1.25     “Calendar Year” means any 12-month period commencing on January 1.
1.26     “Challenge” means, with respect to any Akebia Patent Right or Joint Patent Right, to contest the ownership, validity, scope, or enforceability of any such Akebia Patent Right or Joint Patent Right, in whole or in part, in any action, suit, claim, notice, arbitration, administrative or other legal proceeding. As used in this definition the term “contest” includes (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Akebia Patent Right or Joint Patent Right; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Right or any portion thereof; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Akebia Patent Right or Joint Patent Right or any portion thereof; or (d) filing or commencing any opposition, invalidity, nullity, request for revocation or limitation, third party observation or similar proceedings challenging the validity of any such Akebia Patent Right or Joint Patent Right in any forum in any country or before any legal or administrative body, including the European Patent Office.
1.27     “CKD” means chronic kidney disease.
1.28     “Claims” means collectively, any and all Third Party demands, claims, actions, suits, and proceedings (whether criminal or civil, in contract, tort or otherwise) for damages, debts, obligations, and other liabilities, losses, claims, taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, or expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation).
1.29     “Commercialization Plan” means a rolling [**] plan for the Commercialization of the Licensed Product in the Territory that is prepared, updated, and amended by Licensee in accordance with Section 4.4.3 (Commercialization Plan).
1.30     “Commercialize” or “Commercialization” means to market, promote, otherwise offer for sale, distribute, and sell. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.31     “Commercially Reasonable Efforts” means, with respect to the Development, Manufacture, or Commercialization of the Licensed Product by a Party, those efforts and resources, including reasonably necessary personnel, equivalent to the efforts that a similarly situated biopharmaceutical company or a pharmaceutical company would typically devote to a product of similar market potential, profit potential, and strategic value and at a comparable stage in development or product life as the Licensed Product, based on conditions then prevailing and taking into account issues of safety and efficacy, anticipated or actual product labeling, the competitiveness of alternative Third Party products in the marketplace, the expected likelihood of regulatory approval, and the potential profitability of such Licensed Product marketed or to be marketed.
1.32     “Confidential Information” has the meaning set forth in Section 7.1 (Definition).
1.33     “Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise other than pursuant to this Agreement) of a Party or its Affiliates to grant a license or a sublicense under the terms and conditions set forth in this Agreement of or under such Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party or being required to make any payment to any Third Party (other than any amounts due to [**] pursuant to the [**] Agreement). If a Party or its Affiliates only can grant a license or sublicense to Intellectual Property Rights, or provide access to a material or document, of a limited scope due to an encumbrance or other limitation imposed by a Third Party, “Control” or “Controlled” will be construed to so limit the license or sublicense to such Intellectual Property Rights or the provision of, or provision of access to, such materials or documents (as applicable). Notwithstanding the foregoing, no Intellectual Property Right will be “Controlled” by either Party hereunder if such Intellectual Property Right is owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Party being acquired by such Third Party, whether by merger, stock purchase, or purchase of assets.
1.34     “Cost of Goods Sold” or “COGS” (a) with respect to any Licensed Product in API form, bulk form, or Finished Form that is Manufactured or supplied by any Third Party(ies), the total actual prices paid by Akebia to all such Third Party(ies) for released batches of such Licensed Product together with all reasonably allocated indirect costs and overhead applicable to managing its supply of Licensed Product and such Third Party suppliers (including internal FTE costs associated therewith); and (b) to the extent any Licensed Product in API form, bulk form, or Finished Form is manufactured and supplied by Akebia or its Affiliates, the fully-burdened cost of all direct materials and labor and fully-allocated manufacturing overhead directly attributable to the manufacture, storage, packaging, and shipping of such Licensed Product, calculated in accordance with the Accounting Standards applicable to Akebia or its Affiliates, including all Licensed Product testing and yield loss costs, quality control, quality assurance, or other testing of such Licensed Product, together with all reasonably allocated indirect costs and overhead applicable to the manufacturing of such Licensed Product (including internal FTE costs associated with supply thereof), or technical operations functions, less costs of goods returned in accordance with Akebia’s or its Affiliates’ or suppliers’ return policy.
1.35     “CTA” means: (a) a clinical trial application filed with the European Medicines Agency or another Regulatory Authority in a European Union country, as described in Council Directive 2001/20/EC; (b) any foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable; and (c) all supplements and amendments that may be filed with respect to the foregoing.
1.36     “Develop” or “Development” means all internal and external research, development, and regulatory activities regarding the Licensed Product, including conducting non-clinical research or clinical trials prior to or after receiving Regulatory Approval, preparation and submission of all Regulatory Submissions to obtain and maintain Regulatory Approval of the Licensed Product, and any formulation or process development with respect to the Licensed Product. When used as a verb, “Develop” means to engage in Development.
1.37     “Deferred Royalties” has the meaning set forth in Section 4.9.3(d).
1.38     “Disclosing Party” has the meaning set forth in Section 7.1 (Definition).
1.39     “Distributor” means a Third Party that purchases the Licensed Product in Finished Form from Licensee or any of its Affiliates or its Sublicensees with the intent or purpose of reselling such Licensed Product, but does not make any royalty or profit share payment to Licensee or its Affiliates or its Sublicensee with respect to its resale of such Licensed Product, even if such Third Party is granted a sublicense under the Akebia Technology in the Field in the Territory in order to facilitate such Third Party’s distribution, marketing, or sale of the Licensed Product in the Territory.
1.40     “Drug Substance” means Fexeric® (ferric citrate) drug substance.
1.41     “EAP” or “Early Access Program” means any program to provide patients with a Licensed Product prior to receipt of Regulatory Approval and prior to First Commercial Sale in any country in the Territory. Early Access Programs include treatment INDs / protocols, named patient programs and compassionate use programs in other countries. For clarity, an EAP with respect to any of the Licensed Products may continue to be performed following Regulatory

Approval of such Licensed Product and costs may continue to be incurred in accordance with the performance of such EAP after Regulatory Approval.
1.42     “Effective Date” has the meaning set forth in the Preamble.
1.43     “EMA” means the European Medicines Agency, or any successor agency thereto.
1.44     “EMA Approval Date” means the first date on which the EMA approves the MAA for the Licensed Product.
1.45     “E.U.” means the European Union as constituted as of the Effective Date.
1.46     “[**] Pricing and Reimbursement Date” means the first date on which the Licensed Product has received Reimbursement Approval in [**] of the Major Market Countries. For clarity, any EAP authorization granted with regards to the Licensed Product will not be deemed a “Reimbursement Approval” for the purposes of this Section 1.46 ([**] Pricing and Reimbursement Date).
1.47     “Executive Officer” means the chief executive officer of a Party or any of its Affiliates or his or her designee.
1.48     “Exploit” means to Develop, Commercialize, Manufacture, and otherwise exploit. When used as a verb, “Exploit” and “Exploiting” means to engage in Exploitation and “Exploited” has a corresponding meaning.
1.49     “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.
1.50     “FFDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.51     “Field” means the treatment, prevention, and diagnosis of any human diseases, including hyperphosphatemia and IDA.
1.52     “Finished Form” means the Licensed Product in finished form and with all applicable Packaging and Labeling.
1.53     “First Commercial Sale” means with respect to the Licensed Product and a country in the Territory, the date on which Licensee or its Affiliate or Sublicensee first sells the Licensed Product to a Third Party (other than to any Sublicensee or to an affiliate of any Sublicensee) for monetary consideration.
1.54     “FTE” means the equivalent of the work of one duly qualified employee of Akebia full time for one year (consisting of a total of [**] hours per year) carrying out scientific or technical work under this Agreement. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable by Akebia for one individual during a given accounting period will be determined by dividing the number of hours worked directly by said individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [**] working hours per Calendar Year.
1.55     “GAAP” means the generally accepted accounting principles in the United States, consistently applied.

1.56     “Generic Product” means, on a country-by-country basis in a particular country in the Territory, any pharmaceutical product sold by a Third Party (other than an Affiliate or Sublicensee of Licensee) in such country that: (a) contains the same API as the Licensed Product in the same dosage form and formulation (e.g., oral, injectable, or intranasal) as the Licensed Product, (b) relies on the Regulatory Submissions of the Licensed Product to obtain Regulatory Approval in such country; and (c) is categorized by the applicable Regulatory Authority in such country to be therapeutically equivalent to, or interchangeable with, the Licensed Product, such that the pharmaceutical product may be substituted for the Licensed Product at the point of dispensing without any intervention by the prescribing physician in such country.
1.57     “Governmental Authority” means any arbitrator, court, judicial, legislative, administrative or Regulatory Authority, commission, department, board, bureau or body, or other government authority or instrumentality or any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, state, provincial, municipal, or other. For clarity, Governmental Authorities include all Regulatory Authorities.
1.58     “ICH” means the International Conference on Harmonization.
1.59     “IDA” means iron deficiency anemia.
1.60     “Improvement” means any process, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice (whether or not patentable) relating to, arising from the use of, or including the Licensed Product or its Exploitation.
1.61     “Incremental Royalties” has the meaning set forth in Section 5.1.2 (Incremental Royalties).
1.62     “Indemnified Party” has the meaning set forth in Section 9.3 (Indemnification Procedure).
1.63     “Indemnifying Party” has the meaning set forth in Section 9.3 (Indemnification Procedure).
1.64     “Infringement Claim” has the meaning set forth in Section 6.7.1 (Infringement Claim).
1.65     “Intellectual Property Rights” means all rights in Know-How, Patent Rights, copyrights, Marks, design rights, database rights, domain names, moral rights, and any and all other intellectual property or proprietary rights (whether registered or unregistered and whether patentable or unpatentable) now known or hereafter recognized in any jurisdiction, and all applications and rights to apply for any of them, anywhere in the world.
1.66     “Invalidation Proceeding” has the meaning set forth in Section 6.7.4(a) (Initiation).
1.67     “Joint Improvements” means any Improvement that is invented, conceived, discovered, created, or otherwise developed during the Term in the performance of any activities under this Agreement jointly by at least one employee of Akebia or its Affiliate or any Third Party contractually required to assign or license such Improvement to Akebia and at least one employee of Licensee or its Affiliate or Third Party contractually required to assign such Improvement to Licensee.
1.68     “Joint Patent Rights” means all Patent Rights that cover or claim the Joint Improvements.
1.69     “JSC” has the meaning set forth in Section 3.1 (Formation and Purpose of the JSC).
1.70     “Keryx” has the meaning set forth in the Preamble.
1.71     “Know-How” means any proprietary records, chemical or biological materials, know-how, processes, techniques, show-how, design information, information, formulations, technology,

practices, trade secrets, inventions, methods, data (including animal data, raw data, clinical data, and quality control data) and results in any form whatsoever, whether patentable or unpatentable.
1.72     “Know-How Transfer” has the meaning set forth in Section 2.5.1 (Know-How Transfer By Akebia).
1.73     “Knowledge” means the actual knowledge, without any inquiry or investigation, of Akebia’s officers as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934 (or amendment thereto or replacement or successor law) as of the Effective Date.
1.74     “Launch Countries” has the meaning set forth in Section 4.4.1 (Launch Sequence).
1.75     “Launch Sequence” has the meaning set forth in Section 4.4.1 (Launch Sequence).
1.76     “LCIA” has the meaning set forth in Section 11.2.3 (Arbitration Procedure).
1.77     “Licensee” has the meaning set forth in the Preamble.
1.78     “Licensee Cost Defense Action” has the meaning set forth in 6.5.2 (Control and Cost).
1.79     “Licensee Manufacturing Process” has the meaning set forth in Section 4.6 (Licensee Manufacturing Process Development).
1.80     “Licensed Product” means Fexeric® (ferric citrate) (currently marketed by Akebia in the United States under the brand name Auryxia®), and any other preparation, formulation, or dosage form thereof that has ferric citrate as its sole active ingredient, including ferric citrate coordination complexes, but excluding any product that includes Fexeric® (ferric citrate), Auryxia®, or any other form of ferric citrate, in each case, together with any other active ingredient.
1.81     “Licensee Defense Action” has the meaning set forth in Section 6.6.1 (Rights to Defend).
1.82     “Licensee Development Data” means and includes all data relating to the Licensed Product and all chemistry, manufacturing, and control data relating to the Development and Manufacture of the Licensed Product, results of pre-clinical and clinical trials (including all Post-Approval Studies) and all other documentation containing or embodying any preclinical, clinical, chemistry, manufacturing, and control data relating to any Regulatory Submissions for the Licensed Product, in each case, that is generated by or on behalf of Licensee, or its agents, Affiliates, or Sublicensees during the Term.
1.83     “Licensee Development Know-How” means all information and materials, including discoveries, processes, instructions, formulas, data, inventions, knowhow and trade secrets, patentable or otherwise, in each case, that arise out of the Development, Manufacture, Commercialization, or other Exploitation by or on behalf of Licensee of the Licensed Product, including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses authorizations, documents, approvals, and correspondence relating to the Licensed Product, including correspondence submitted to Regulatory Authorities and all information and data contained in Regulatory Submissions. Licensee Development Know-How will also include all Licensee Improvements and Licensee Development Data.
1.84     “Licensee Housemarks” means (a) the corporate logos of Licensee, (b) the trademarks “Averoa,” (c) any other trademark, trade name, or service mark (whether registered or unregistered) containing the word “Averoa,” (d) any other corporate logo or trademark of Licensee used by Licensee to identify Licensee or its Affiliates, (e) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (f) all goodwill associated with any and all of the foregoing in clauses (a) through (e).

1.85     “Licensee Improvements” means any Improvements invented, conceived, discovered, created, or otherwise developed during the Term by or on behalf of Licensee (or its Affiliates or its Sublicensees) in the performance of activities under this Agreement.
1.86     “Licensee Indemnitees” has the meaning set forth in Section 9.2 (Indemnification by Akebia).
1.87     “Licensee Patent Rights” means any and all Patent Rights Controlled by Licensee or its Affiliates as of the Effective Date or during the Term that are directed to or otherwise pertain to the Licensed Product or its Manufacture or use, including those Patent Rights that cover or claim Licensee’s interest in Improvements or any Licensee Development Know-How.
1.88     “Licensee Technology” means collectively, the Licensee Patent Rights and Licensee Development Know-How.
1.89     “MAA” has the meaning set forth in Section 1.95 (Marketing Authorization).
1.90     “MA Holder” means the entity that holds the marketing authorization for the Licensed Product in a given country.
1.91     “Major Market Country” means each of [**].
1.92     “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store the Licensed Product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing the Licensed Product or any component thereof.
1.93     “Manufacturing Technology Transfer” has the meaning set forth in Section 4.7.2.
1.94     “Mark” means any trademark, trade name, service mark, service name, product name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, and (a) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (b) the goodwill associated with each of the foregoing.
1.95     “Marketing Authorization” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure to gain approval to market a pharmaceutical or diagnostic product in the E.U. (“MAA”), or (ii) a Regulatory Authority in any E.U. country if the centralized EMA filing procedure is not used to gain approval to market a pharmaceutical or diagnostic product in the E.U., or (b) any other equivalent or related Regulatory Submissions filed in support of approval to market a pharmaceutical or diagnostic product in any country outside the E.U., and, in each case ((a) and (b)), including any amendments thereto, and supplemental applications.
1.96     “Minimum Royalty” has the meaning set forth in Section 5.1.3 (Minimum Royalties).
1.97     “Net Sales” with respect to any Licensed Product means the gross sales (i.e., gross invoice prices) of such Licensed Product billed by Licensee or its Affiliates, as applicable, or their respective Sublicensees to Third Party customers (including Distributors) on all sales of the Licensed Product and exclusive of intercompany transfer or sales, less the following deductions from such gross sales:
(a)actual credited allowances to such Third Party customers for spoiled, damaged, outdated, recalled, or returned Licensed Product and for retroactive price reductions or billing corrections,
(b)the amounts of trade, cash discounts and rebates, to the extent such discounts and rebates were not deducted by Licensee or Akebia, as applicable, or their respective Sublicensees at the time of invoice in order to arrive at the gross invoice prices,

(c)all transportation, handling charges and freight insurance, sales taxes, excise taxes, use taxes, import/export duties paid or distribution fees paid to Third Parties, and
(d)invoiced amounts from a prior period that have not been collected and have been written off by Akebia or Licensee or its Sublicensee (as applicable), including bad debts, to the extent such amounts have not been previously deducted and do not exceed, in the aggregate, [**]% of Net Sale in the applicable period; provided that any such amounts that are written off will be added back in a subsequent period to the extent later collected; and
(e)all other reasonable and customary allowances and adjustments whether during the specific royalty period or not.
Subject to the above, Net Sales will be determined in accordance with the applicable Accounting Standards, consistently applied.
If Licensee or a Sublicensee receives [**] for the Licensed Product sold to a Third Party, then the Net Sales amount for such Licensed Product will be [**].
With respect to [**] of the Licensed Product, “Net Sales” will [**]; provided that, upon [**] will be [**].
1.98     “Non-Breaching Party” has the meaning set forth in Section 10.2 (Termination for Breach).
1.99     “Non-Disclosure Agreement” has the meaning set forth in Section 12.2 (Entire Agreement; Amendment).
1.100     “Packaging and Labeling” means primary, secondary, or tertiary packaging and labeling of the Licensed Product (in its commercial packaging presentation) for sale or use in the Territory, including the Approved Labeling and insertion of materials such as patient inserts, patient medication guides, and professional inserts and any other written, printed, or graphic materials accompanying the Licensed Product and any brand security or anti-counterfeiting measures included in the packaging elements for the Licensed Product considered to be part of the finished packaged Licensed Product, and all testing and release thereto.
1.101     “[**]” means [**].
1.102     “[**] Agreement” means that certain [**] Agreement, dated as of [**], by and between Akebia and [**].
1.103     “[**] Patent Rights” means any and all Akebia Patent Rights that are Controlled by Akebia pursuant to the [**] Agreement
1.104     “[**] Royalty Term” means on a country-by country basis, the period commencing on the date of First Commercial Sale of the first Licensed Product in such country and expiring upon the expiration of the last Valid Claim included in the [**] Patent Rights in such country.
1.105     “Party” or “Parties” has the meaning set forth in the Preamble.
1.106     “Patent Rights” means all rights, title and interests in and to (a) all national, regional, and international patents and patent applications filed in any country of the world including provisional patent applications and all supplementary protection certificates, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority from any of these, including any continuation, continuation-in part, divisional, provisional, converted provisionals and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents, and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.
1.107     “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.108     “Pharmacovigilance Agreement” has the meaning set forth in Section 4.11 (Pharmacovigilance).
1.109     “Post-Approval Studies” means any post-approval study as required by the EMA, including any post-authorization safety study and any pediatric clinical study, in each case, related to the Licensed Product conducted with the aim of identifying, characterizing, or quantifying a safety hazard, confirming the safety profile of the Licensed Product, or of measuring the effectiveness of risk management measures.
1.110     “Product Marks” means the Marks Controlled by Licensee relating to the Licensed Product.
1.111     “Professional Requirements” means (a) the codes and standards of the European Accreditation Council for Continuing Medical Education (EACCME) and the European Federation of Pharmaceutical Industries and Associations (EFPIA), (b) the codes of the Prescription Medicines Code of Practice Authority (PMCPA) and the Association of the British Pharmaceutical Industry (ABPI), and (c) all other accepted national and international pharmaceutical industry codes of practice in and for the relevant countries in the Territory, as any of the foregoing may be amended from time-to-time.
1.112     “Quality Agreement” has the meaning set forth in Section 4.9.6 (Quality Agreement).
1.113     “Receiving Party” has the meaning set forth in Section 7.1 (Definition).
1.114     “Regulatory Approval” means, with respect to the Licensed Product in any country or regulatory jurisdiction, any approval (including where required, Reimbursement Approvals), registration, license, or authorization that is required by the applicable Regulatory Authority to Manufacture and Commercialize such Licensed Product in such country or regulatory jurisdiction.
1.115     “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the E.U., the EMA and any other applicable Governmental Authority in the countries in the E.U. having jurisdiction over the Licensed Product, and (b) in other countries, other analogous Governmental Authorities having jurisdiction over the Licensed Product.
1.116     “Regulatory Submissions” means all applications, filings, dossiers, and other documents submitted to a Regulatory Authority in support of Development, Manufacture, or Commercialization of the Licensed Product inside and outside of the Territory, including for the purpose of obtaining Regulatory Approval from that Regulatory Authority. Regulatory Submissions include all CTAs, Marketing Authorizations, and other Regulatory Approval applications and their equivalents inside and outside of the Territory.
1.117     “Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for biopharmaceutical products that the Licensed Product will be reimbursed by the Regulatory Authorities or other Governmental Authorities in the European Economic Area and European Union.

1.118     “Representatives” has the meaning set forth in Section 7.2 (Obligations).
1.119     “Royalties” has the meaning set forth in Section 5.1.2 (Incremental Royalties).
1.120     “Royalty Term” means, on a country-by country basis, the period commencing on the date of First Commercial Sale of the first Licensed Product in such country and expiring upon the latest of: (a) 10 years following the date of First Commercial Sale of the Licensed Product in such country; (b) expiration of the last Valid Claim of the Akebia Patent Rights and Joint Patent Rights in such country; or (c) the date of expiration of the data, regulatory, or marketing exclusivity period conferred by the applicable Regulatory Authority in such country with respect to the Licensed Product.
1.121     “Subcontractor” has the meaning set forth in Section 2.3 (Licensee’s Right to Subcontract).
1.122     “Sublicensee” has the meaning set forth in Section 2.2 (Licensee’s Right to Grant Sublicenses).
1.123     “Supply Agreement” has the meaning set forth in Section 4.9 (Supply Agreement).
1.124     “Supply Price” has the meaning set forth in Section 4.9.1 (Supply Price).
1.125     “Supply Termination Right” has the meaning set forth in Section 4.9.2 (Supply Termination Right).
1.126     “Target Indication” means the use of the Licensed Product for the treatment of [**] in adult CKD patients [**].
1.127     “Term” has the meaning set forth in Section 10.1 (Term).
1.128     “Territory” means the European Economic Area, Turkey, Switzerland, and the United Kingdom.
1.129     “Third Party” means any Person other than a Party or an Affiliate of a Party.
1.130     “Trademark License” has the meaning set forth in Section 4.10.3 (Trademark License).
1.131     “Valid Claim” means, with respect to a particular country or region, a claim in any: (a) issued and unexpired patent that has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction in such country or region and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise; or (b) a claim of a pending patent application that has not been cancelled, withdrawn, abandoned, or finally disallowed without the possibility of appeal or refiling of such application and has not been pending for more than [**] from the first substantive action on the merits in such country or region; provided that, if a claim ceases to be a Valid Claim by reason of foregoing subclause (b), then such claim would again be deemed a Valid Claim in the event such claim subsequently issues prior to the end of the then-current Royalty Term in such country or region.
1.132     “Withholding Party” has the meaning set forth in Section 5.4 (Taxes).
1.133     “Year 1” has the meaning set forth in Section 5.1.3 (Minimum Royalties).
1.134     “Year 2” has the meaning set forth in Section 5.1.3 (Minimum Royalties).
1.135    “Year 3” has the meaning set forth in Section 5.1.3 (Minimum Royalties).

2.LICENSE GRANTS
2.1.License Grants to Licensee.
2.1.1.Development and Commercialization License. Subject to the terms and conditions of this Agreement (including Section 2.6 (Retained Rights)), Akebia hereby grants to Licensee and its Affiliates a sublicensable (subject to Section 2.2 (Licensee’s Right to Grant Sublicenses)), royalty-bearing right and license under the Akebia Technology to Develop (in accordance with the Development Plan) and Commercialize (in accordance with the Commercialization Plan) the Licensed Product in the Field in the Territory during the Term. The foregoing license will be co-exclusive with Akebia in the Field in the Territory during the Term with respect to Development of the Licensed Product, and exclusive in the Field in the Territory during the Term with respect to Commercialization of the Licensed Product.
2.1.2.Packaging License. Subject to the terms and conditions of this Agreement (including Section 2.6 (Retained Rights)), Akebia hereby grants to Licensee a sublicensable (subject to Section 2.2 (Licensee’s Right to Grant Sublicenses)), royalty-bearing non-exclusive right and license under the Akebia Technology to package the Licensed Product in the Field in the Territory during the Term in accordance with the Approved Labeling.
2.2.Licensee’s Right to Grant Sublicenses. Licensee and its Affiliates may sublicense the rights granted to it by Akebia under the license granted in Section 2.1 (License Grants to Licensee), upon Akebia’s prior written approval (such approval not to be unreasonably withheld) (a) to any Subcontractor that requires a sublicense of the rights granted to Licensee under Section 2.1 (License Grants to Licensee) or (b) to any other Third Party (each, a “Sublicensee”). Any and all sublicenses will be in writing and will be subject to the following requirements, and any sublicense granted hereunder that is inconsistent with this Section 2.2 (Licensee’s Right to Grant Sublicenses) will be null and void. If Licensee requests in writing Akebia’s written approval to any proposed Sublicensee pursuant to this Section 2.2 (Licensee’s Right to Grant Sublicenses), then Akebia will use good faith efforts to provide a written response to Licensee within [**] of Akebia’s receipt of such written request.
2.2.1Sublicensing Terms. All sublicenses will be subject to and consistent with the terms and conditions of this Agreement and will: (a) require each Sublicensee and Affiliate to comply with the applicable terms and conditions of this Agreement (including the Royalty reporting obligations set forth under Section 4.4.2 (Progress Reports), Section 5.1.5 (Flash Reports), and Section 5.1.6 (Royalty Reports and Records)) and the record keeping and audit requirements set forth under Section 5.5 (Accounting; Audit), (b) include Akebia as an intended third party beneficiary under the sublicense with the right to enforce the applicable terms of such sublicense, (c) preclude the granting of further sublicenses, and (d) include a sublicensable license back to Licensee of all Intellectual Property Rights made or generated by the Sublicensee in the performance of activities under the applicable sublicense agreement (such that Licensee Controls such Intellectual Property Rights for the purposes of this Agreement).
2.2.2    Responsibility of Licensee. Licensee will remain responsible and liable for the performance of all Sublicensees and Affiliates under their sublicensed rights to the same extent as if such activities were conducted by Licensee and any breach of this Agreement by a Sublicensee or Affiliate of Licensee will be deemed a breach by Licensee hereunder. In no event will any sublicense relieve Licensee of any of its obligations under this Agreement.

2.2.3    Copies of Sublicenses. Licensee will furnish to Akebia a true and complete copy of each agreement with a Sublicensee or an Affiliate and each amendment thereto no later than [**] after the execution of such sublicense or amendment.
2.3.Licensee’s Right to Subcontract. In performing its Development activities under this Agreement, Licensee may engage any consultant, subcontractor, Distributor, co-promotion partner, or other vendor to conduct Licensee’s obligations thereunder or hereunder (each, a “Subcontractor”), subject to the terms of Section 2.2 (Licensee’s Right to Grant Sublicenses), which will apply to any Subcontractor that requires a sublicense of the rights granted to Licensee under Section 2.1 (License Grants to Licensee); provided that (a) Licensee remains responsible for (i) the management of its Subcontractors, (ii) fulfillment by its Subcontractors of all obligations set forth under this Agreement as if the Subcontractor were a party hereto, and (iii) any uncured breach by Subcontractor of any obligation of Licensee under this Agreement, and (b) Licensee will terminate promptly any Subcontractor, and will give Akebia notice of such termination, in the case of any breach of this Agreement by a Subcontractor. Without limitation, such contracts entered into with Subcontractors will contain provisions, including those relating to Intellectual Property Rights, confidentiality, and non-use, in each case, that are consistent with, and no less restrictive than, those set forth in this Agreement. The engagement of any Subcontractor in compliance with this Section 2.3 (Licensee’s Right to Subcontract) will not relieve Licensee of its obligations under this Agreement.
2.4.License Grant to Akebia. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Akebia a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable (through multiple tiers) right and license under all Licensee Technology to Develop, Manufacture, Commercialize, and otherwise Exploit the Licensed Product.
2.5.Know-How Transfer.
2.5.1.By Akebia. Within a [**] period from the Effective Date, to the extent not previously provided to Licensee, Akebia will provide and transfer to Licensee copies of Akebia Know-How that exists on the Effective Date and that is necessary, in Akebia’s reasonable discretion, for Licensee to perform its obligations under this Agreement (the “Know-How Transfer”). Akebia may make such Akebia Know-How available in such reasonable form as Akebia determines. Notwithstanding any provision to the contrary set forth in this Agreement, the Know-How Transfer will not include any Akebia Pediatric Data, unless and until the Parties agree as to the terms of a license to be granted to Licensee with respect to such Akebia Pediatric Data and an appropriate cost sharing arrangement, in each case, as set forth in Section 4.3.2 (Pediatric Investigation Plan).
2.5.2.By Licensee. In addition, prior to each meeting of the JSC, Licensee will disclose to Akebia all Licensee Development Data and Licensee Development Know-How, in each case, not previously disclosed to Akebia.
2.6    Retained Rights. Any rights of Akebia not expressly granted to Licensee under the provisions of this Agreement will be retained by Akebia (and may be exercised by Akebia itself or through its Affiliates or Third Parties in its sole discretion), including, in each case, (a) the right to Develop, Manufacture, Commercialize, or otherwise Exploit the Licensed Product in any country outside of the Territory, including under the brand name Auryxia® in the United States, (b) the right to Develop and Manufacture the Licensed Product in the Territory, (c) the right to Develop, Manufacture, Commercialize, or otherwise Exploit in any Field and in any country products and technologies practicing the Akebia Technology, other than the Licensed Product, (d) the right to exploit or license the Akebia Technology other than for the purposes of Exploiting any Licensed Product, and (e) the right to perform its obligations and exercise its rights under this Agreement. Licensee will not practice or sublicense the Akebia Technology or Exploit the Licensed Product, in each case, except as expressly permitted under this Agreement. In addition, Akebia expressly retains the right to perform or exercise, or have performed or exercised by an Affiliate, Akebia’s obligations and rights under this Agreement.
2.7    No Additional Rights; Compliance with [**] License. Nothing in this Agreement will be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any active pharmaceutical ingredients, molecules, compounds, products, technology, or Intellectual Property Rights of Akebia other than the rights under the Akebia Technology expressly granted herein. Notwithstanding any provision to the contrary set forth in this Agreement, the Parties acknowledge that the rights and license granted to Licensee hereunder are subject to Akebia’s rights and license under the [**] Agreement, and nothing in this Agreement will be construed to grant to Licensee any rights beyond those that Akebia has the right to grant to Licensee pursuant to the [**] Agreement. All rights, title, and interests not specifically and expressly granted by Akebia hereunder are hereby reserved.
3.GOVERNANCE
3.1.Formation and Purpose of the JSC. The Joint Steering Committee (“JSC”) will coordinate and monitor the Development, Manufacturing, and Commercialization of the Licensed Product in the Field in the Territory in accordance with this Section 3.1 (Formation and purpose of the JSC) and will have the responsibilities set forth herein. The JSC may establish a charter that will not be binding on the Parties and that will include details regarding the operation of the JSC consistent with this Article 3 (Governance). The JSC will dissolve upon the expiration of the Term.
3.2.Membership. Each Party will designate up to [**] representatives from appropriate functional areas with appropriate knowledge, expertise, and decision-making authority to serve as members of the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Licensee will designate one of its JSC members to serve as chairperson. The chairperson or his or her designee, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing, and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [**] thereafter. Such minutes will not be finalized until all JSC members have had an adequate opportunity to review and confirm the accuracy of such minutes.
3.3.Meetings. The JSC will hold meetings at such times as it elects to do so, but in no event will such meetings be held less frequently than [**], unless otherwise agreed by the Parties. The JSC will meet alternatively at Licensee’s facilities in Europe and Akebia’s facilities in Massachusetts, or at such locations as the Parties may otherwise agree. Meetings of the JSC may be held by audio or video teleconference at the request of either Party. The Alliance Manager of each Party will attend each meeting of the JSC as a non-voting participant. Each Party will be responsible for all of its own expenses of participating in any JSC meeting.
3.4.Specific Responsibilities of the JSC. The responsibilities of the JSC will be to:
3.4.1.manage the overall strategic alignment between the Parties under this Agreement and maintain the relationship between the Parties;
3.4.2.[**] whether to establish, and so establish, subcommittees and delegate specifically-defined duties to such subcommittees on an “as needed” basis to oversee particular projects or activities hereunder;
3.4.3.meet regularly to conduct the responsibilities set forth in this Agreement, as described in Section 3.3 (Meetings);
3.4.4.[**] regulatory activities and strategy for obtaining and maintaining all Regulatory Approvals and Reimbursement Approvals, as described in Section 4.2 (Regulatory);
3.4.5.[**] whether to approve the Development Plan, and all amendments or updates thereto, as described in Section 4.3.1 (Development Responsibilities; Development Plan) and [**]

any Additional Development of the Licensed Product proposed by either
Party as described in Section 4.3.4 (Additional Development);
3.4.6.[**] any updates or modifications to the Target Indication as described in Section 4.3.5 (Target Indication);
3.4.7.[**] any amendments to the Launch Sequence to be prepared by Licensee, subject to and as described in Section 4.4.1 (Launch Sequence);
3.4.8.[**] the Commercialization Plan or any amendments thereto, as described in Section 4.4.3 (Commercialization Plan);
3.4.9.[**] the Manufacture and supply of the Licensed Product for the Territory, pursuant, if applicable, to the Supply Agreement;

3.4.10.[**] whether to approve any Marks other than the Licensee Housemarks and the Product Marks to be used by Licensee in the Commercialization of the Licensed Product in the Territory in accordance with Section 4.10.2 (Ownership; Branding);

3.4.11.[**] any required modifications to the Licensed Products to avoid infringement of any Patent Rights owned or controlled by a Third Party, as described in Section 6.7.3 (Responsibility for Third Party Licenses); and

3.4.12.perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.
3.5    Additional Participants. At the request of either Party, other employees of such Party or any of its Affiliates involved in the Development, Manufacturing, or Commercialization of the Licensed Product may attend meetings of the JSC as non-voting participants. In addition, with the consent of each Party, consultants, representatives, or advisors involved in the same activities may attend meetings of the JSC as non-voting observers; provided that such Third Party participants and observers are under written obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 7 (Confidentiality).
3.6    Decision-Making and Committee Dispute Resolution.
3.6.1    Voting; Consensus. With respect to decisions of the JSC, the representatives of each Party will have collectively one vote on behalf of such Party. For each meeting of the JSC, at least [**] representatives of each Party will constitute a quorum. Action on any matter may be taken at a meeting by teleconference, videoconference, or by written agreement. The JSC will attempt to resolve any and all disputes before it for decision by consensus.
3.6.2    Escalation to Executive Officers. If the JSC is unable to reach consensus with respect to a dispute for a period in excess of [**], then the dispute will be submitted to the Executive Officers of the Parties, or their designees (any such designee to be a senior member of the designating Executive Officer’s management team), for resolution in accordance with Section 11.1 (Executive Officers; Disputes).
3.6.3    Final Decision-Making Authority. If the Executive Officers of the Parties are not able to agree on the resolution of any issue referred to them pursuant to Section 3.6.2 (Escalation to Executive Officers) within [**] after such issue has been referred to them, then the matter will be decided as follows: (a) any dispute relating to (i) [**], (ii) [**], and (iii) [**], in each case ((i) – (iii)), will be determined by the Executive Officer of

[**]; (b) any dispute relating to (i) [**], (ii) [**], or (iii) [**], in each case ((i) – (iii)), will be determined by the Executive Officer of [**]; and (c) neither Party will have final decision-making authority with respect to any other dispute and the status quo will persist (or, if applicable, no decision will be implemented) with respect to such matter unless and until the Parties reach agreement thereon.
3.7    Limitations on Decision Making. Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, no decision of the JSC or a Party’s Executive Officer (in the exercise of a Party’s final decision making authority on any such matters), in each case, may (a) result in a material increase in the other Party’s obligations, costs or expenses under this Agreement, (b) require the other Party to take any action that such other Party reasonably believes would (i) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party or (ii) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party, (c) impose any obligation on either Party that would be in violation of such Party’s written standard operating procedures, written business policies, or written compliance policies or procedures, (d) conflict with this Agreement, the Quality Agreement to be entered into by the Parties or the Pharmacovigilance Agreement or any other agreement between the Parties related to the subject matter set forth herein, (e) have a material adverse effect on the Development or Commercialization of Licensed Products outside the Territory, or (f) modify the terms of this Agreement.
3.8    Alliance Managers. Each of the Parties will appoint a single individual to manage Development and Commercialization obligations between the Parties (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers will attend all JSC meetings. Alliance Managers will be non-voting participants in all JSC meetings. Each Party will designate its initial Alliance Manager promptly after the Effective Date and each Party may change its designated Alliance Manager at any time upon written notice to the other Party.
4.DEVELOPMENT, MANUFACTURING, REGULATORY, AND COMMERCIALIZATION
4.1.General Responsibilities. Except as expressly provided herein or expressly set forth in this Agreement, the Supply Agreement, or as otherwise agreed by the Parties in writing, as between the Parties with respect to the Licensed Product in Field in the Territory, Licensee will be solely responsible for managing and conducting all Development and Commercialization activities, and the Parties will be responsible for managing and conducting all Manufacturing activities as described in Section 4.6 (Licensee Manufacturing Process Development), Section 4.7 (Licensee Manufacturing Process Completion and Transfer), Section 4.8 (Licensee Manufacturing Process Completion – No Minimum Royalties) and Section 4.9 (Supply Agreement). Licensee will be responsible for all costs and expenses related to the Development and Commercialization of the Licensed Product in the Territory after the Effective Date.
4.2.Regulatory. Licensee or one of its Affiliates will be responsible for all regulatory activities and interactions with Regulatory Authorities in the Territory leading up to and including obtaining (to the extent not already obtained) and thereafter maintaining, all Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product in the Territory in Licensee’s or its Affiliate’s own name.

4.2.1    Letter of Authorization. Promptly following the Effective Date, Akebia will provide Licensee with a letter of authorization that grants to Licensee those rights and permissions required to: (a) prepare and submit a request for scientific advice from the EMA and (b) under confidentiality agreements that contain restrictions no less stringent than those set forth in this Agreement, contact CMOs to evaluate the costs and expenses associated with performing the final steps in the Manufacture of the Licensed Product in Finished Form.
4.2.2    Regulatory Submissions. From and after the Effective Date, Licensee will be responsible, at its sole cost and expense, for preparing, filing, and submitting, directly or through its Affiliates and permitted Sublicensees, (a) all Regulatory Submissions in all countries and jurisdictions in the Territory, and each material amendment or update thereto, in its name; and (b) briefing packages for meetings with Regulatory Authorities relating to Regulatory Submissions in each such country and jurisdiction in the Territory for such Licensed Product. Akebia will reasonably cooperate in a timely manner (i.e., in accordance with the timelines imposed by the Regulatory Authorities) with Licensee in obtaining any Regulatory Approvals and Reimbursement Approvals, as applicable, for the Licensed Product in the Territory by providing access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data, information, and documentation for the Licensed Product that is relevant to obtaining or maintaining Regulatory Approval for the Licensed Product in the Field in the Territory, to the extent Controlled by Akebia. In the event Akebia determines in its sole discretion that Licensee’s request for cooperation by Akebia is not reasonable, then Licensee and Akebia will meet and discuss regarding such requested cooperation. The Parties acknowledge and agree that Akebia may determine in its sole discretion whether any requested cooperation by Licensee is reasonable, and that Akebia has no obligation to provide any assistance to Licensee under this Section 4.2.2 (Regulatory Submissions). If Akebia provides any such requested cooperation to Licensee pursuant to this Section 4.2.2 (Regulatory Submissions), then Akebia will provide to Averoa a good faith calculation of the costs and expenses incurred by Akebia in connection with such cooperation, and the Parties will discuss in good faith whether Averoa will reimburse Akebia for such costs and expenses. For clarity, Akebia will not be required to expend any resources, whether internal or external, in connection with the Development of, including obtaining or maintaining Regulatory Approval for, the Licensed Product unless expressly agreed by Akebia in writing. Licensee will provide to Akebia for review and comment drafts of all Regulatory Submissions in the Territory for the Licensed Product. Licensee will consider in good faith and, where appropriate, incorporate any such comments received from Akebia on such Regulatory Submissions. In addition, Licensee will notify Akebia of any Regulatory Submissions for the Licensed Product and any comments or other correspondences related thereto submitted to or received from any Regulatory Authority in the Territory and will provide Akebia with copies thereof as soon as reasonably practicable, but in all events within [**] after submission or receipt thereof (or such longer time period as may be necessary to obtain translations thereof). If any such Regulatory Submission, comment, or correspondence is not in English, then Licensee will provide Akebia with a certified English translation as soon as practicable after receipt of such Regulatory Submission, comment, or correspondence, at Licensee’s sole cost and expense. Akebia will have the right, but not the obligation, to review and comment on all such Regulatory Submissions, and Licensee will consider in good faith and incorporate such comments where appropriate.
4.2.3    Meetings with Regulatory Authorities. Licensee will provide Akebia with notice of any meeting or discussion with any Regulatory Authority in the Territory related to the Licensed Product no later than [**] after receiving notice thereof or in any event with as much advanced notice as is possible prior to such meeting or discussion if Licensee receives notice thereof less than [**] in advance of the applicable meeting or discussion. Akebia or its designee will have the right, but not the obligation, to have up to [**] representatives attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Law or Regulatory Authority. Akebia will also have the right to attend any meetings of Licensee to prepare for such meeting or discussion with Regulatory Authorities in the Territory (and Licensee will notify Akebia of all such preparatory meetings sufficiently in advance thereof). If Akebia elects not to attend such meeting or discussion, then Licensee will provide to Akebia a written summary thereof in English promptly following such meeting or discussion. Akebia’s attendance of and participation in any meetings or discussions with Regulatory Authorities pursuant to this Section 4.2.3 (Meetings with Regulatory Authorities) will be at its sole cost and expense.
4.2.4    Right of Reference. Each Party will grant, and hereby does grant, to the other Party and its Affiliates, licensees, and Sublicensees a right of reference to all Regulatory Submissions pertaining to the Licensed Product in the Field submitted by or on behalf of such Party or its Affiliates. Licensee will grant, and hereby does grant, to Akebia and its Affiliates, licensees (including [**]), and Sublicensees a right of reference to all Licensee Development Data developed in Licensee’s activities under this Agreement. Licensee and its Affiliates and Sublicensees may use such right of reference to Akebia’s Regulatory Submissions solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product in the Field in the Territory. Akebia and its Affiliates, licensees, and Sublicensees may use such right of reference to Licensee’s Regulatory Submissions solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approval and any Reimbursement Approvals of the Licensed Product outside of the Territory. Each Party will bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 4.2.4 (Right of Reference). Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 4.2.4 (Right of Reference) and to give the other Party the benefit of the granting Party’s Regulatory Submissions in the other Party’s territory as provided herein. Such actions may include providing to the other Party copies of correspondence and communications received from the applicable Regulatory Authorities related to such Party’s application for Regulatory Approval of the Licensed Products in the Territory or outside of the Territory, as applicable.
4.3    Development in the Territory.
4.3.1.Development Responsibilities; Development Plan. Licensee will be responsible for, and will conduct, any Development of the Licensed Product that is necessary to obtain and maintain Regulatory Approval of the Licensed Product in the Target Indication in the Territory, including the conduct of all Post-Approval Studies. All such Development to be conducted by or on behalf of Licensee, including any non-clinical, pre-clinical, and clinical Development of the Licensed Product, whether for the Target Indication or any other indication, will be in accordance with and governed by a development plan submitted by Licensee to the JSC (the “Development Plan”). Licensee will submit a draft of the initial Development Plan to the JSC following the validation of the Target Indication by a Regulatory Authority. Licensee will not conduct any Development activities for the Licensed Product other than as set forth in the Development Plan. If Licensee wishes to make a change to the Development Plan, including to include Additional Development activities, then Licensee will submit the proposed updated to the Development Plan to the JSC. The JSC will review, discuss, and determine whether to approve any such proposed update. Each such update to the Development Plan will become effective and will supersede the previous iteration of the Development Plan upon approval thereof by the JSC.
4.3.2.Pediatric Investigation Plan. The Parties will discuss in good faith whether, based on the pediatric investigation plan approved by the EMA for the Licensed Product in the Target Indication, Licensee will be able to use, in the Territory, the Akebia Pediatric Data. If the Parties agree that Licensee will be able to use such Akebia Pediatric Data, then the Parties will use good faith efforts to negotiate and agree upon (a) a collaborative arrangement pursuant to which Akebia would grant to Licensee a license to use and rely on such Akebia Pediatric Data, as well as any considerations or amendments to such clinical trials that are part of Akebia’s pediatric investigation plan that might be made such that Licensee would be able to use in its Regulatory Submissions for the Licensed Product in the Territory the data generated from the performance thereof; provided that Akebia will not be required to modify the protocol of any previously initiated clinical trials that may be part of Akebia’s pediatric investigation plan, and (b) a cost sharing arrangement between the Parties with respect to the costs and expenses associated with the performance of those clinical trials described in clause (a) of this Section 4.3.2 (Pediatric Investigation Plan). For clarity, Licensee’s costs incurred in connection with any such pediatric investigation plan will not exceed [**] percent ([**]%) of the total costs of the pediatric clinical trials, up to a maximum amount of [**] United States Dollars, VAT excluded.
4.3.3.Development Diligence Obligations. Licensee will be responsible for and will use Commercially Reasonable Efforts (a) to conduct all Development of the Licensed Product that is necessary to obtain or maintain Regulatory Approval and Reimbursement Approval, where applicable, for the Licensed Product in the Territory in the Target Indication and (b) to file for Regulatory Approval and Reimbursement Approval for the Licensed Product in the Territory in the Target Indication.
4.3.4.Additional Development. If Licensee desires to conduct any Development of the Licensed Product in the Territory for any indication other than the Target Indication (“Additional Development”), then Licensee will present a proposal to the JSC to review, discuss, and determine whether to approve pursuant to Section 3.4 (Specific Responsibilities of the JSC), including a synopsis of the Development activities related to such Additional Development, the potential role of Akebia with respect to such Additional Development (provided that Akebia has no obligation to participate in any Additional Development), the timeline for the performance of such Additional Development, the estimated costs and expenses associated with such Additional Development, and a proposed amendment to the then-current Development Plan to include Additional Development activities. Licensee will not conduct any Additional Development without Akebia’s prior written consent. In the event Akebia conducts any Additional Development in the Territory, it will provide notice thereof to the JSC and the JSC may review and discuss such Additional Development and related activities.
4.3.5.Target Indication. Licensee may propose to modify the Target Indication from time to time and will submit all such proposals to the JSC to review and discuss. Following review of and discussion at the JSC of any such proposals, the Target Indication will be deemed updated or modified upon written notice from Licensee to the JSC of such update or modification.
4.3.6.Development Costs. Except as otherwise set forth in this Agreement, Licensee will be responsible for all costs and expenses related to the Development of the Licensed Product in the Territory after the Effective Date.
4.3.7.Licensee Development Data. Licensee will grant, and hereby does grant, to Akebia and its Affiliates, licensees (including [**]), and Sublicensees a right to use all Licensee Development Data developed in Licensee’s activities under this Agreement. Licensee acknowledges and agrees that Akebia may provide the Licensee Development Data to [**] on a continuing basis. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 4.3.7 (Licensee Development Data).
4.4    Commercialization.
4.4.1.Launch Sequence. No later than [**] following Licensee’s submission of the MAA for the Licensed Product to the EMA, Licensee will prepare and submit to the JSC for its review and discussion a list of those countries in the Territory in which Licensee intends to Commercialize the Licensed Product and timelines reflecting the target date of the First Commercial Sale (the “Launch Sequence”, and the countries included in the Launch Sequence, the “Launch Countries”). Licensee will amend or update the Launch Sequence at least [**] thereafter, including updating such sequence so as to provide reasonable prior notice of the target date of the First Commercial Sale in any additional countries in the Territory not included in the initial Launch Sequence. Each amendment and update to the Launch Sequence will be reviewed and discussed by the JSC pursuant to Section 3.4 (Specific Responsibilities of the JSC).
4.4.2.Progress Reports. No later than [**] after the end of each [**] during the Term, Licensee will provide to Akebia a written high-level summary of Licensee’s or its Affiliates’ or Sublicensees’ progress and activities performed since the prior report, and planned for the upcoming [**], in each case, with respect to the Commercialization of the Licensed Product throughout the Territory.
4.4.3.Commercialization Plan. No later than [**] following Licensee’s submission of the MAA dossier for the Licensed Product to the EMA, Licensee will prepare and submit to the JSC for its review and discussion a Commercialization Plan. Such Commercialization Plan will be a high-level strategic plan for Commercialization of the Licensed Product throughout the Territory, and will include overall pricing strategy, sales, and supply forecasts for the Licensed Product throughout the Territory and method for launch.
4.4.4.Commercial Diligence Obligations. During the Term, Licensee will use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in each Country in the Territory for which Regulatory Approval has been obtained.
4.5    Breach of Diligence Obligations. Without limiting Akebia’s rights under Section 10.2 (Termination for Breach), if at any time during the Term Akebia has a reasonable basis to believe that Licensee is in material breach of its obligations under Section 4.3.3 (Development Diligence Obligations) or Section 4.4.4 (Commercialization Diligence Obligations), then Akebia may so notify Licensee, specifying the basis for its belief, and, at Akebia’s request, the appropriate representatives of each Party will meet within [**] after such notice to discuss in good faith Akebia’s concerns, and Licensee’s plans, with respect to Licensee’s compliance with its obligations under Section 4.3.3 (Development Diligence Obligations) or Section 4.4.4 (Commercialization Diligence Obligations), as applicable to the notice so provided by Akebia.
4.6     Licensee Manufacturing Process Development. Licensee may develop a drug product manufacturing process for the Licensed Product (the “Licensee Manufacturing Process”), at its own cost and expense. If Licensee requires any technical assistance from Akebia in the development of the Licensee Manufacturing Process during the first [**] of the Term, then Akebia, upon written request of Licensee and agreement by the Parties, will provide reasonable cooperation and technical assistance to Averoa in such development. Such reasonable cooperation and assistance may include, at Akebia’s discretion and agreement, (a) providing Drug Substance for use solely in connection with the development of the Licensee Manufacturing process (and not, for clarity, for commercialization purposes), in amounts to be determined by Akebia in its sole discretion, or (b) allocating Akebia employees to support the development of the Licensee Manufacturing Process. Upon Akebia’s request, Licensee will reimburse Akebia for all costs incurred in connection with Akebia’s assistance in developing the Licensee Manufacturing Process upon terms to be agreed by the Parties, such terms to be agreed upon prior to Akebia providing assistance.

4.7    Licensee Manufacturing Process Completion and Transfer. If Licensee successfully develops the Licensee Manufacturing Process pursuant to Section 4.6 (Licensee Manufacturing Process Development), then:

4.7.1    Upon Akebia’s written request, Licensee will transfer to Akebia or its designees all analytical and manufacturing Know-How, including all data and documentation related thereto, related to the Licensee Manufacturing Process that is Controlled by Licensee or any of its Affiliates and is necessary or useful to enable Akebia to Manufacture Licensed Product using the Licensee Manufacturing Process;

4.7.2    Akebia will bear the costs and expenses related to the activities carried out in accordance with Section 4.7.1 (such activities, the “Manufacturing Technology Transfer”); and

4.7.3    Akebia will reimburse Licensee for all costs incurred in connection with Licensee’s assistance in the Manufacturing Technology Transfer upon terms to be agreed by the Parties, which terms will be agreed by the Parties in writing prior to Licensee providing assistance.

4.8.    Licensee Manufacturing Process Completion – No Minimum Royalties. Effective upon the date that Licensee completes development of the Licensee Manufacturing Process pursuant to Section 4.6 (Licensee Manufacturing Process Development), Licensee will no longer be obligated to pay the Minimum Royalties to Akebia set forth in Section 5.1.3 (Minimum Royalties). For clarity, nothing in this Section 4.8 (Licensee Manufacturing Process Completion – No Minimum Royalties) will affect the Licensee’s obligation to pay to Akebia the Incremental Royalties, as described in Section 5.1.2 (Incremental Royalties).

4.9.    Supply Agreement. Promptly following the Effective Date, the Parties will negotiate in good faith and execute a supply agreement consistent with the terms and conditions of this Agreement (the “Supply Agreement”), pursuant to which Akebia will supply Licensee or its designee with Licensed Product in brite stock for commercial use in the Territory in connection with this Agreement. The terms and conditions of the Supply Agreement will be reasonable and customary for agreements of this type, and will include the terms and conditions set forth in this Section 4.9 (Supply Agreement).

4.9.1    Supply Price. The Supply Agreement will provide that the supply price for the Licensed Product will be equal to its applicable [**] (the “Supply Price”).
4.9.2    Supply Termination Right. The Supply Agreement will provide that Akebia may terminate the Supply Agreement for any reason upon 24 months’ prior written notice to Averoa, which notice Akebia may provide to Licensee on or after January 1, 2024 (such right to terminate, “Supply Termination Right”); provided that if Akebia delivers such notice of termination of the Supply Agreement to Licensee prior to Licensee’s submission of the MAA for the Licensed Product to the EMA or during the period in which the EMA is reviewing of such MAA submission, then the termination of the Supply Agreement will be effective on the date that is [**] following the earlier of (a) the EMA’s decision regarding Licensee’s MAA submission for the Licensed Product or (b) [**] after the date of the Licensee’s MAA submission to the EMA.
4.9.3    Supply Agreement Termination Consequences. The Supply Agreement will provide that if Akebia exercises its Supply Termination Right, then:
(a)Effective upon the date of termination of the Supply Agreement, Licensee will no longer be obligated to pay any Minimum Royalties to Akebia pursuant to Section 5.1.3 (Minimum Royalties);
(b)Licensee will have the option to request in writing that Akebia assign to Licensee its then-existing supply agreements with Third Party manufacturers relating solely to the Licensed Product, and Akebia will use reasonable efforts to assign such agreements to Licensee;
(c)If Akebia assigns to Licensee its then-existing supply agreements with Third Party manufacturers relating solely to Licensed Product to Licensee in accordance with Section 4.9.3(b), then Licensee will not be obligated to pay to Akebia any Incremental Royalties owed pursuant to Section 5.1.2(a) or Section 5.1.2(b) for [**]; and

(d)Licensee may defer payment of the Incremental Royalties due during the [**] in which the assignment of Akebia’s supply agreements occurs pursuant to Section 4.9.3(b) (the “Deferred Royalties”) until [**], on which date such Deferred Royalties will become due and payable. For clarity, nothing in Section 4.9.3(c) or this Section 4.9.3(d) will affect the Licensee’s obligation to pay to Akebia the Base Royalties.
4.9.4    Exclusive Supplier. Licensee will purchase exclusively from Akebia all of Licensee’s and its Affiliates’ and Sublicensees’ requirements for the Licensed Product, to the extent Akebia is able to manufacture and supply to Licensee and its Affiliates and Sublicensees the quantities of Licensed Product as set forth under the Supply Agreement.
4.9.5    Additional Formulations. If additional formulations of the Licensed Product are required for use in the Field in the Territory (such as for pediatric use), then the Parties will discuss such requirements through the JSC. If Akebia agrees to participate in the Development and Manufacture of such additional formulations, then the Parties will discuss in good faith and agree upon the applicable process and respective responsibilities of each Party in connection with such activities and an appropriate cost sharing arrangement between the Parties for the costs and expenses to be incurred in the performance of such activities.
4.9.6    Quality Agreement. As soon as reasonably practicable after the Effective Date, the Parties will negotiate in good faith and execute a related quality agreement consistent with the terms and conditions of this Agreement and the Supply Agreement, governing the supply of Licensed Product under this Agreement (the “Quality Agreement”).
4.9.7    Licensee Responsibilities. Licensee will be responsible, at its cost and expense, for converting brite stock of Licensed Product supplied by Akebia into Finished Form, including supplying all Packaging and Labeling for use of the Licensed Product in the Territory, and serialization and release of the Licensed Product in Finished Form.
4.10    Trademarks.
4.10.1    Housemarks. Licensee will be responsible for the registration and maintenance of the Product Marks and the Licensee Housemarks throughout the Territory, as well as all expenses associated therewith. Akebia will be responsible for the registration and maintenance of the Akebia Housemarks throughout the Territory, as well as all expenses associated therewith.
4.10.2    Ownership; Branding. Licensee will develop and prosecute, when appropriate following the Effective Date, at least [**] in the Territory. Licensee will be the sole and exclusive owner of all Product Marks, including all trademark registrations and applications therefor and all goodwill associated therewith. To the extent Akebia acquires any rights, title, or interests in and to any Product Mark (including any trademark registration or application therefor or goodwill associated with any Product Mark), Akebia will, and hereby does, assign the same to Licensee. Licensee will use the Product Marks as the primary and most prominent trademark and logo associated with the Licensed Product throughout the Territory. Licensee may use the Licensee Housemarks and, subject to Section 4.10.3 (Trademark License), the Akebia Housemarks on the packaging of the Licensed Product. The Parties, acting through the JSC, will agree upon any other Marks to be used in the Commercialization of the Licensed Product in the Territory. Upon the termination or expiration of this Agreement, Licensee agrees to, and hereby does, (a) assign all rights, title, and interest in and to all Product Marks (including any trademark registration or application therefor), and all goodwill associated with all Product Marks and (b) grant to Akebia, during the transition period following the effective date of termination or expiration of this Agreement and ending on that date that Akebia is designated as the MA Holder of the Licensed Product in the Territory, a non-exclusive, royalty-free, perpetual, irrevocable, fully-paid up license under the Licensee Housemarks to Exploit the Licensed Product in the Territory. To the extent following such termination or expiration Licensee acquires any rights, title, or interests in and to any Product Mark (including any trademark registration or application therefor or goodwill associated with any Product Mark) during such transition period, Licensee will, and hereby does, assign the same to Akebia.
4.10.3    Trademark License. Subject to the terms and conditions of this Agreement (including Section 2.6 (Retained Rights)), Akebia hereby grants and agrees to grant to Licensee a non-exclusive, sublicensable (subject to Section 2.2 (Licensee’s Right to Grant Sublicenses)), royalty-free license to use the Akebia Housemarks to the extent required for the Approved Labeling for the Licensed Product or requested by Akebia and subject to Applicable Law, solely in connection with the Commercialization of the Licensed Product in the Territory in accordance with to this Agreement (the “Trademark License”). All goodwill arising from Licensee’s use of the Akebia Housemarks in the Territory will inure to the benefit of Akebia.
4.10.4    Quality Control. As a condition of the Trademark License, Licensee agrees that it and its Affiliates and Sublicensees will: (a) ensure that all Licensed Products that are sold bearing the Akebia Housemarks are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (b) ensure that each use of the Akebia Housemarks by Licensee and its Affiliates and Sublicensees is accompanied by an acknowledgement that such Akebia Housemarks are owned by Akebia; (c) not use such Akebia Housemarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Akebia therein and includes the trademark registration symbol ® or ™ as appropriate; (d) not use any trademarks or trade names so resembling any of such Akebia Housemarks as to be likely to cause confusion or deception; and (e) place and display the Product Marks on and in connection with the Licensed Products in a way that acknowledges Akebia’s role in discovering the Licensed Products and that such Licensed Product is under license from Akebia. In addition, Licensee will abide by any commercially reasonable brand guidelines provided by Akebia to Licensee reasonably in advance of Licensee’s first use of any of the Akebia Housemarks.
4.11    Pharmacovigilance. No later than [**] after the Effective Date, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences and any product quality and product complaints involving adverse experiences, related to the Licensed Product, sufficient to enable each Party to comply with its legal and regulatory obligations. Licensee will bear all costs and expenses associated with pharmacovigilance activities related to the Licensed Product in the Territory. The Pharmacovigilance Agreement will contain terms no less stringent than those required by ICH or other applicable guidelines in order to allow the Parties to meet the applicable regulatory and legal requirements regarding the management of safety data within and outside the Territory.
5.PAYMENTS
5.1.Royalty Payments.
5.1.1    Base Royalties. In addition to the amounts payable to Akebia under Section 5.1.2 (Incremental Royalties), during each Calendar Quarter, Licensee will pay to Akebia an amount equal to [**]% of Net Sales of the Licensed Product in the Territory (the “Base Royalties”) during the Royalty Term. Upon the expiration of the [**], the Base Royalties will be reduced to [**]% of Net Sales of the Licensed Product in the Territory if [**].
5.1.2    Incremental Royalties. In addition to the Base Royalties, Licensee will pay to Akebia, with respect to sales of the Licensed Product in the Territory during the Royalty Term for the applicable country, an amount equal to (such payments collectively, “Incremental Royalties”, and together with the Base Royalties, “Royalties”):

(a)[**]% of Net Sales for the portion of aggregate Net Sales of the Licensed Product in the Territory in any Calendar Year less than or equal to €[**]; provided that for the first [**] following the First Commercial Sale in the Territory the Royalty due on Net Sales for the portion of aggregate Net Sales of the Licensed Product in the Territory in any Calendar Year less than or equal to €[**] will be [**]%; plus

(b)[**]% of Net Sales for the portion of aggregate Net Sales of the Licensed Product in the Territory in any Calendar Year greater than €[**] and less than or equal to €[**]; plus

(c)[**]% of Net Sales for the portion of aggregate Net Sales of the Licensed Product in the Territory in any Calendar Year greater than €[**] and less than or equal to €[**]; plus

(d)[**]% of Net Sales for the portion of aggregate Net Sales of the Licensed Product in the Territory in any Calendar Year greater than €[**] and less than or equal to €[**]; plus

(e)[**]% of Net Sales for the portion of aggregate Net Sales of the Licensed Product in the Territory in any Calendar Year greater than €[**].
5.1.3    Minimum Royalties. If the Incremental Royalties in a Calendar Year set forth in the table below in this Section 5.1.3 (Minimum Royalties) during Term equal an amount less than the Minimum Royalty set forth opposite the applicable Calendar Year, then Licensee will pay to Akebia an amount equal to the difference of the applicable Minimum Royalty and the Incremental Royalties paid to Akebia in such Calendar Year (each such amount, the “Minimum Royalty”).

Calendar Year	Minimum Royalty
Year 1	[**]
Year 2	[**]
Year 3	[**]
Each Calendar Year following Year 3	[**]

As used in this Section 5.1.3 (Minimum Royalties), the following capitalized terms will have the meanings set forth opposite them:
“Year 1” will mean the date that is the earlier of (i) [**] and (ii) [**];
“Year 2” will mean the date that is the earlier of (i) [**] and (ii) [**]; and
“Year 3” will mean the date that is the earlier of (i) [**] and (ii) [**].
5.1.4    Timing of Payments. Royalty and Minimum Royalty payments (as applicable) will be due at the same time as a written report for a given Calendar Quarter is due as set forth in Section 5.1.6 (Royalty Reports and Records).

5.1.5    Flash Reports. No later than [**] after the end of each Calendar Quarter during the Term, Licensee will provide to Akebia a “flash” report that will set forth (a) for the first and second month of such Calendar Quarter: (i) the actual gross sales of the Licensed Product sold by Licensee and its Affiliates and Sublicensees in the Territory in such months; and (ii) the actual total aggregate Net Sales of the Licensed Product sold by Licensee and its Affiliates and Sublicensees in the Territory in such months, and (b) for the third month of such Calendar Quarter, Licensee’s good faith estimate of the amounts set forth in the foregoing clauses (a)(i) and (a)(ii).
5.1.6    Royalty Reports and Records. In addition to the “flash” reports to be provided in accordance with Section 5.1.5 (Flash Reports), beginning with the First Commercial Sale by Licensee or any Sublicensee, as the case may be, of the Licensed Product in any country in the Territory, and continuing thereafter during the Term, Licensee will furnish, and will cause any Sublicensee to furnish, to Akebia a written report covering each such Calendar Quarter showing (a) the Net Sales of the Licensed Product in each country of the Territory during such Calendar Quarter; (b) the Royalties, payable in Euros, that will have accrued hereunder in respect of such sales with a computation of such royalties during such Calendar Quarter; (c) withholding taxes, if any, required by Applicable Law to be deducted in respect of such sales in such Calendar Quarter; and (d) the exchange rates used in determining the amount of United States Dollars payable in respect of sales made other than in Euros. Licensee will deliver such written report to Akebia no later than [**] after the end of each such Calendar Quarter and pay any Royalties or Minimum Royalties (as applicable) due for such Calendar Quarter no later than [**] after the end of each such Calendar Quarter. For each written report delivered to Akebia pursuant to this Section 5.1.6 (Royalty Reports and Records) that covers the end of a Calendar Year in which a Minimum Royalty is due, as set forth in the table in Section 5.1.3 (Minimum Royalties), such written report will also indicate whether a Minimum Royalty, if any, is due to Akebia for such Calendar Year, and, if so, the amount of such Minimum Royalty. With respect to sales of Licensed Product invoiced in a currency other than Euros, the Net Sales and royalty payable will be expressed in the domestic currency of the party making the sale together with the Euro equivalent of the royalty payable, calculated using the simple average of the exchange rate published in the Wall Street Journal on the last day of each month of the Calendar Quarter. If any sales are invoiced in a currency other than its domestic currency, then the Net Sales will be converted to its domestic currency in accordance with its normal accounting principles. Licensee will furnish to Akebia, upon request, appropriate evidence of payment of, and itemize any tax, credits, or specific amount deducted from any royalty payment.
5.2    Late Payments; Disputed Payments. Any amount owed by a Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the lesser of (a) the prime rate as quoted by Citibank NA plus [**]%, or (b) the highest rate permitted under Applicable Law. If a Party disputes an invoice or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Article 11 (Dispute Resolution; Governing Law).
5.3    Payment Method. Except as provided in Section 5.1.6 (Royalty Reports and Records), all payments from Licensee to Akebia will be made within [**] following Licensee’s receipt of an invoice from Akebia, by wire transfer in Euros to the credit of such bank account as may be designated by Akebia in writing to Licensee from time to time. Any payment that falls due on a date which is not a Business Day may be made on the next succeeding Business Day.
5.4    Taxes. If under any law or regulation of any country of the Territory withholding of taxes of any type, levies or other charges is required with respect to any amounts payable hereunder to a Party, the other Party (“Withholding Party”) will apply the withholding or deduction as so required and will promptly pay such tax, levy, or charge to the proper Governmental Authority, and will promptly furnish the Party with proof of such payment. The Withholding Party will have the right to withhold or deduct any such tax, levy, or charge actually paid from payment due the Party or be promptly reimbursed by the Party if no further payments are due the Party. Any amounts so withheld or deducted from the payment due the Party pursuant to the relevant law or regulation will be deemed paid to such Party for all purposes of this Agreement. Each Withholding Party agrees to assist the other Party in claiming exemption from (or reduction in) such deductions or withholdings under double taxation or similar agreement or treaty from time-to-time in force and in minimizing the amount required to be so withheld or deducted. Notwithstanding the foregoing, all sums payable by either Party hereunder are stated exclusive of any sales tax, value added tax, or other similar taxes, assessments, and charges imposed by the jurisdiction of the Withholding Party or the payee and any such taxes will be paid by the Withholding Party.
5.5    Accounting; Audit. Licensee agrees to keep full, clear, and accurate records in accordance with the Accounting Standards applicable to Licensee, consistently applied, for a period of at least [**] after the relevant payment is owed pursuant to this Agreement, setting forth gross sales and Net Sales of the Licensed Product in sufficient detail to enable amounts owed or payable to Akebia hereunder, to be determined. Licensee further agrees to permit its books and records to be examined by an independent accounting firm selected by Akebia and reasonably acceptable to the Licensee to verify the royalty payments based on Net Sales (subject to such independent accounting firm’s written obligations of confidentiality and non-use applicable to each Party’s Confidential Information that are at least as stringent as those set forth described in Article 7 (Confidentiality)). Such auditor will be bound by a legal agreement obligating it to maintain the confidentiality of such information. Such audit will not be (a) performed more frequently than [**], (b) conducted for any Calendar Year more than [**] after the end of such year, or (c) repeated for any Calendar Year. If such audit shows any underpayment of royalties, Licensee will pay to Akebia the amount of such underpayment no later than [**] after Akebia’s receipt of such audit report. Such examination is to be made at the expense of Akebia, except in the event that the results of the audit reveal an underpayment, excess credit, or overcharge by Licensee of [**]% or more during the period being audited, in which case reasonable audit fees for such examination will be paid by Licensee.
6.INTELLECTUAL PROPERTY RIGHTS
6.1.Ownership.
6.1.1    Akebia Intellectual Property. Ownership of the Akebia Technology will be and remain vested at all times in Akebia.
6.1.2    Licensee Improvements. Ownership of the Licensee Technology will be and remain vested at all times in Licensee. Without limiting the generality of Licensee’s obligations under Section 2.5.2 (By Licensee), Licensee will promptly disclose to Akebia any Licensee Improvements, but no later than [**], after Licensee’s intellectual property department receives notice of such conception or reduction to practice.
6.1.3    Joint Improvements.
(a)The Parties will promptly disclose to each other any Joint Improvements, but no later than [**] after the applicable Party’s intellectual property department receives notice of such conception or reduction to practice.
(b)All Joint Improvements will be jointly owned by the Parties, with each Party entitled to the free use and enjoyment of such Joint Improvements, but subject to the terms and conditions of this Agreement, including the license grants under Article 2 (License Grants). Subject to the terms and conditions of this Agreement, neither Party will have a duty to account to the other or seek any consent with respect to the licensing or practice of any Joint Improvements. To the extent any further consent is required to enable a Party to so license or practice its interest in the Joint Improvements, the other Party will grant such consent promptly upon request.

6.2.Prosecution and Maintenance of Akebia Patent Rights and Joint Patent Rights.
6.2.1    Akebia’s First Right to Prosecute. As between the Parties, Akebia will have the first right, but not the obligation, to file, prosecute, and maintain the Akebia Patent Rights and Joint Patent Rights using patent counsel of its own choosing.
6.2.2    Status Updates and Information Sharing. Akebia will consult with Licensee as to the prosecution and maintenance of the Akebia Patent Rights and the Joint Patent Rights, including providing to Licensee for review all relevant material drafts and documents reasonably prior to any deadline or submission to or action with any patent office. Akebia shall consider in good faith any reasonable comments thereto provided by Licensee within a reasonable time following Licensee’s receipt of such drafts and documents. If reasonably requested by Licensee, no more than [**], Akebia shall provide Licensee with an update on progress with regard to the prosecution and maintenance of such Akebia Patent Rights and Joint Patent Rights, and Akebia shall provide to Licensee copies of all patent office submissions and material correspondence directly related to the Akebia Patent Rights and the Joint Patent Rights within a reasonable amount of time following submission or receipt thereof by Akebia. Akebia will provide notice to Licensee of, and the Parties will discuss, any significant actions to be taken with respect to the Akebia Patent Rights or Joint Patent Rights reasonably prior to any associated deadline.
6.2.3    Assistance; Costs. Licensee undertakes to reasonably assist Akebia with respect to the filing, prosecution, issuance, and maintenance of the Akebia Patent Rights and Joint Patent Rights, without cost to Licensee, to provide to Akebia the necessary documents available to Licensee and render all signatures that will be necessary for Akebia Patent Right and Joint Patent Right filings, and to assist Akebia in all other reasonable ways that are necessary for the issuance of the Akebia Patent Rights and Joint Patent Rights, as well as for the prosecution and maintenance of such Patent Rights. Akebia will provide to Licensee on at least an [**], and the Parties will review and discuss with each Party’s intellectual property counsel, a budget of the estimated costs and expenses expected to be incurred by or on behalf of Akebia in connection with the filing, prosecution, and maintenance of the Akebia Patent Rights and Joint Patent Rights in the Territory (the “IP Budget”). For clarity, the IP Budget may include a range of estimated costs and expenses expected to be incurred by or on behalf of Akebia in connection with such activities. Licensee agrees to reimburses the actual reasonable costs and expenses incurred by or on behalf of Akebia in connection with the filing, prosecution, and maintenance of the Akebia Patent Rights in the Territory and the Joint Patent Rights in the Territory based on documentation provided by Akebia to Licensee, to the extent consistent with the aggregate amounts set forth in the IP Budget. Akebia may provide Licensee an updated version of the IP Budget from time to time as may be required. If the actual costs and expenses incurred by Akebia in connection with the filing, prosecution, and maintenance of the Akebia Patent Rights and Joint Patent Rights in the Territory exceed the last update of the IP Budget communicated to Licensee, Licensee and Akebia shall discuss in good faith the additional costs and expenses that Licensee will reimburse Akebia. Licensee will reimburse Akebia for all such costs and expenses as set forth under this Section 6.2.3 (Assistance; Costs) no later than [**] of receipt of an invoice therefor from Akebia. If Licensee disagrees with any costs or expenses for which Akebia seeks reimbursement for from Licensee in excess of the IP Budget, then the Parties will discuss in good faith. If despite such good faith discussions the Parties cannot agree on whether Licensee should reimburse such costs and expenses actually incurred by Akebia in excess of the IP Budget, then such dispute shall be resolved in accordance with Article 11 (Dispute Resolution; Governing Law).
6.2.4    Abandonment. If Akebia decides that it is no longer interested in prosecuting or maintaining a particular Akebia Patent Right or Joint Patent Right in any country in the Territory during the Term, then it will promptly provide written notice to Licensee of this decision, and in any case in a timing that reasonably allows Licensee to meet the next deadline related to the applicable Akebia Patent Right or Joint Patent Right. Licensee may, upon written notice to Akebia, assume the prosecution and maintenance of such Akebia Patent Right or Joint Patent Right, as applicable, in such countries in the Territory at its sole cost and expense. If Licensee assumes the prosecution and maintenance of an Akebia Patent Right or a Joint Patent Right, then Akebia undertakes to reasonably assist Licensee with respect to the issuance, prosecution and maintenance of such Akebia Patent Rights and Joint Patent Rights, without cost to Akebia, and to provide to Licensee the necessary documents available to Akebia for Akebia Patent Right and Joint Patent Right filings by Licensee or on behalf of Licensee.
6.3    Prosecution of Licensee Patent Rights.
6.3.1    Filing of Licensee Patent Rights. Licensee will have the first right to file patent applications claiming Licensee Improvements. If Licensee declines to file such applications, then Akebia may do so, but regardless of which Party files patent applications claiming such Licensee Improvements, Licensee will have the first right, but not the obligation, to prosecute and maintain Licensee Patent Rights.
6.3.2    Status Updates. Licensee will provide notice to Akebia of, and the Parties will discuss, any significant actions to be taken with respect to the Licensee Patent Rights.
6.3.3    Abandonment. If Licensee decides that it is no longer interested in maintaining or prosecuting a particular Licensee Patent Right during the Term, then it will promptly provide written notice to Akebia of this decision. Akebia may, upon written notice to Licensee, assume the prosecution and maintenance of such Licensee Patent Right at its sole cost and expense. If Akebia assumes the prosecution and maintenance of a Licensee Patent Right, then Licensee undertakes to reasonably assist Akebia with respect to the issuance, prosecution and maintenance of such Licensee Patent Right, without cost to Licensee, and to provide to Akebia the necessary documents available to Licensee for Licensee Patent Right filings by Akebia or on behalf of Akebia.
6.4    Enforcement of Akebia Patent Rights, Joint Patent Rights, and Licensee Patent Rights in the Territory.
6.4.1    Notice of Infringement. If either Party becomes aware of any Third Party activity in the Territory, including any Development activity in the Territory (whether or not an exemption from infringement liability for such Development activity is available under Applicable Law), that infringes (or that is directed to the Development of a product that would infringe) an Akebia Patent Right, a Joint Patent Right, or a Licensee Patent Right, then the Party becoming aware of such activity will give prompt written notice to the other Party, and in any event no later than within [**] of becoming aware of such infringement, regarding such alleged infringement.
6.4.2    Rights to Enforce Akebia Patent Rights and Joint Patent Rights outside the Territory. As between the Parties, Akebia will have the first right, but not the obligation, to attempt to resolve a Third Party activity that infringes (or that is directed to the Development of a product that would infringe) (a) an Akebia Patent Right and (b) a Joint Patent Right outside the Territory, in either case ((a)-(b)), in its sole discretion, including the filing of an infringement suit to enforce the such Akebia Patent Rights or Joint Patent Rights (as applicable) using counsel of its own choice. Akebia will keep Licensee reasonably informed regarding the status of any substantive meetings, hearings, or other proceedings related to such infringement suit (to the extent relevant, together with its own counsel, at Licensee’s sole cost and expense). Akebia will provide to Licensee, and the Parties will review and discuss, a budget of the costs and expenses to be incurred by or on behalf of Akebia in connection with any such action to abate such infringement, and Licensee will be responsible for [**] costs and expenses incurred by or on behalf or Akebia in connection with any such action and abate such infringement. Licensee will reimburse Akebia for [**] such costs and expenses related to any such action to abate such infringement of the Akebia Patent Rights or the Joint Patent Rights outside the Territory no later than [**] of receipt of an invoice therefor from Akebia. If Akebia fails to initiate a suit or take other action to terminate such alleged infringement within [**] after the notice provided under Section 6.4.1 (Notice of Infringement) and does not provide Licensee commercially reasonable reasons why such suit has not been initiated or other action has not been taken within such [**] period, then Licensee will have the second right, but not the obligation, to attempt to resolve such Third Party activity in the Territory by commercially appropriate steps at its own expense, including the filing of an infringement suit to enforce the Akebia Patent Rights using counsel of its own choice.
6.4.3    Rights to Enforce Licensee Patent Rights and Joint Patent Rights in the Territory. As between the Parties, Licensee will have the first right, but not the obligation, to attempt to resolve a Third Party activity in the Territory that infringes (or that is directed to the Development of a product that would infringe) one or more Licensee Patent Rights or Joint Patent Rights in the Territory by commercially appropriate steps at its own expense, including the filing of an infringement suit to enforce one or more Licensee Patent Rights or Joint Patent Rights (as applicable) using counsel of its own choice. Licensee will keep Akebia reasonably informed with respect to any substantive meetings, hearings, or other proceedings related to such infringement suit (to the extent relevant, together with its own counsel, at Akebia’s own cost and expense). Licensee will be responsible for [**]% of the costs incurred with respect to such actions. If Licensee fails to initiate a suit or take other action to terminate any such alleged infringement by a product that competes with the Licensed Product in the Territory within [**] after the notice provided under Section 6.4.1 (Notice of Infringement), then Akebia will have the second right, but not the obligation, to attempt to resolve such Third Party activity in the Territory at its own expense, including the filing of an infringement suit to enforce the applicable Licensee Patent Rights or the Joint Patent Rights using counsel of its own choice.
6.4.4    Allocation of Recoveries in the Territory. Any amounts recovered by a Party as a result of an action pursuant to this Section 6.4 (Enforcement of Akebia Patent Rights, Joint Patent Rights, and Licensee Patent Rights in the Territory), whether by settlement or judgment, will be allocated as follows: (a) first each Party will be reimbursed its internal costs and external expenses, including internal costs of FTEs, incurred in conducting, or cooperating with, such action, and if amounts recovered are insufficient to reimburse all such internal costs and external expenses incurred by both Parties, then such recovered amounts will be shared pro-rata in proportion to the relative amount of such internal costs and external expenses incurred by each Party; and (b) second, the balance of such recovered amounts will be retained by the Party bringing such action.
6.4.5    Cooperation; Procedures. In any event, at the request of the Party bringing an infringement action under this Section 6.4 (Enforcement of Akebia Patent Rights, Joint Patent Rights, and Licensee Patent Rights in the Territory) and at its own cost and expense, the other Party will provide reasonable assistance and cooperation in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and agrees to be joined as a party to the suit if necessary for the initiating Party to bring or continue an infringement action hereunder. In addition, the Party bringing an infringement action under this Section 6.4 (Enforcement of Akebia Patent Rights, Joint Patent Rights, and Licensee Patent Rights in the Territory) will provide the other Party with copies of all pleadings and other documents filed with the court and will consider reasonable input from the other Party during the course of the action. Neither Party may settle any action or proceeding brought under this Section 6.4 (Enforcement of Akebia Patent Rights, Joint Patent Rights, and Licensee Patent Rights in the Territory) or knowingly take any other action in the course thereof, in a manner that materially adversely affects the other Party’s interest in the Akebia Patent Rights or Joint Patent Rights in the Territory, in each case, without the written consent of such other Party. Each Party will have the right to be represented by counsel of its own selection at its own expense in any suit or other action instituted by the other Party pursuant to this

Section 6.4 (Enforcement of Akebia Patent Rights, Joint Patent Rights, and Licensee Patent Rights in the Territory). In addition, the Parties will reasonably assist each other and cooperate in any such investigation, pre-litigation preparation, or litigation to ensure that there is an aligned global litigation and enforcement strategy.
6.5    Defense Against a Third Party Challenge to Akebia Patent Rights and Joint Patent Rights outside the Territory.
6.5.1    Rights to Defend. If a Third Party initiates a challenge to the validity, scope, or enforceability of, or any opposition proceeding against, any (a) Akebia Patent Right (inside the Territory), or (b) Joint Patent Right (outside the Territory) (“Akebia Defense Action”), then in either case ((a) – (b)) Akebia will have the first right, but not the obligation, to defend against any such claim using the counsel of its own choosing; provided that Akebia will keep Licensee reasonably informed regarding any such claim. Licensee will provide to Akebia all assistance reasonably requested by Akebia in connection with any such Akebia Defense Action, including, when mandatory under Applicable Laws, required to establish standing or for recovering damages, or requested by the applicable jurisdiction, the participation of Licensee in the defense action as a party. When participation of Licensee in the defense action is not mandatory under Applicable Laws, required to establish standing or for recovering damages, or requested by the applicable jurisdiction, Licensee may decide, at its own discretion, to participate to the defense action as a party. Akebia will have sole control of any negotiations for settlement or compromise of all Akebia Defense Actions. If Akebia notifies Licensee that it does not wish to exercise its right to defend an Akebia Defense Action solely with regards to a challenge or opposition proceeding against a Joint Patent Right outside the Territory, then Akebia shall notify Licensee in writing of such intent and within [**] of Licensee’s receipt of such notice, Licensee shall have the second right, at its own cost and expense, to defend against any such Akebia Defense Action by counsel of its own choice. In this event, Akebia shall provide to Licensee all reasonable cooperation, solely to the extent required to allow Licensee to defend such Akebia Defense Action, and Licensee will, subject to Section 9.3 (Indemnification Procedure), have sole control of any negotiations for settlement or compromise of such Akebia Defense Action.
6.5.2    Control and Cost. With regard to any Akebia Defense Action, Akebia will be responsible for controlling such Akebia Defense Action using the counsel of its own choosing, including the right to control the strategy, any appeals, and other material factors related to such Akebia Defense Action. In addition, the Parties will reasonably assist each other and cooperate and share information with respect to such Akebia Defense Actions, including any appeals thereof. For Akebia Defense Actions initiated (a) prior to the Effective Date or (b) on or after the Effective Date related to a Joint Patent Right outside the Territory (an “Akebia Cost Defense Action”), Akebia will be responsible for [**]% of out-of-pocket costs and fees, including attorneys’ fees, expert fees, court fees, and translation costs, incurred by Akebia in connection with any Akebia Cost Defense Action, including any appeals related to such Akebia Cost Defense Action. Akebia will provide to Licensee, and the Parties will review and discuss, a budget of the costs and expenses to be incurred by or on behalf of Akebia in connection with any Akebia Defense Action in the Territory initiated on or after the Effective Date, and Licensee will be responsible for [**] costs and expenses, including attorneys’ fees, expert fees, court fees, and translation costs, incurred by either Party in connection with any Akebia Defense Action related to an Akebia Patent Right initiated on or after the

Effective Date (a “Licensee Cost Defense Action”), including any appeals related to such Licensee Cost Defense Action. Licensee will reimburse Akebia for [**] costs and expenses related to any such Licensee Cost Defense Action initiated on or after the Effective Date no later than [**] of receipt of an invoice therefor from Akebia.
6.6    Defense Against a Third Party Challenge to Joint Patent Rights in the Territory and Licensee Patent Rights.
6.6.1    Rights to Defend. If a Third Party initiates a challenge to the validity, scope, or enforceability of any Joint Patent Right in the Territory or any Licensee Patent Right, or an opposition proceeding against any Joint Patent Rights in the Territory or any Licensee Patent Rights (“Licensee Defense Action”), then Licensee will have the first right, but not the obligation, to defend against any such claim using the counsel of its own choosing; provided that Licensee will keep Akebia reasonably informed regarding any such claim. Akebia will provide to Licensee all assistance reasonably requested by Licensee in connection with any such Licensee Defense Action. Licensee will have sole control of any negotiations for settlement or compromise of all Licensee Defense Actions. If Licensee notifies Akebia that it does not wish to exercise its right to defend an Licensee Defense Action solely with regards to a challenge or opposition proceeding against a Joint Patent Right inside the Territory, then Licensee shall notify Akebia in writing of such intent and within [**] of Akebia’s receipt of such notice, Akebia shall have the second right, at its own cost and expense, to defend against any such Licensee Defense Action by counsel of its own choice. In this event, Licensee shall provide to Akebia all reasonable cooperation, solely to the extent required to allow Akebia to defend such Licensee Defense Action, and Akebia will, subject to Section 9.3 (Indemnification Procedure), have sole control of any negotiations for settlement or compromise of such Licensee Defense Action.
6.6.2    Control and Cost. With regard to any Licensee Defense Action, Licensee will be responsible for controlling such Licensee Defense Action using the counsel of its own choosing, including the right to control the strategy, any appeals, and other material factors related to such Licensee Defense Action. In addition, the Parties will reasonably assist each other and cooperate and share information with respect to such Licensee Defense Actions, including any appeals thereof. Licensee will be responsible for [**]% of out-of-pocket costs and fees, including attorneys’ fees, expert fees, court fees, and translation costs, incurred by License in connection with any Licensee Defense Action, including any appeals related to such Licensee Defense Action.
6.7    Defense of Third Party Infringement Claims; Third Party IP.
6.7.1    Infringement Claim. If a Third Party asserts that a Patent Right Controlled by it is or will be infringed by a Party’s activities in the Territory under this Agreement (“Infringement Claim”) or a Party becomes aware of a Patent Right that might form the basis for an Infringement Claim, then the Party first obtaining knowledge of such Infringement Claim or such potential Infringement Claim will immediately provide the other Party with written notice thereof and the related facts in reasonable detail. The Parties will discuss whether to use commercially appropriate steps to avoid infringement of such Third Party Patent Rights or other right controlled by such Third Party in the Territory. Akebia will make the final decision in its sole discretion as to how to address such Infringement Claim or potential Infringement Claim, including whether it will seek a license from such Third Party pursuant to Section 6.7.3 (Responsibility for Third Party Licenses) or take an action to challenge such Third Party Patent Rights or other right controlled by such Third Party in the Territory; provided, however, that Akebia will consult with and reasonably consider Licensee’s views regarding any such action. Akebia will provide updates to Licensee on a regular basis and reasonably discuss and consult with Licensee, upon Licensee’s request, regarding strategies in the Territory regarding any Third Party Patent Rights.

6.7.2    Responsibility to Defend. If, during the Term of this Agreement, a Third Party asserts that a Patent Right or other right controlled by such Third Party is infringed or will be infringed in the Territory by the exercise of the licenses granted under Article 2 (License Grants), then, subject to Section 6.7.4 (Challenge to Certain Third Party Patents), Akebia will have the sole right to defend against any such claim using the counsel of its own choosing; provided that Akebia will keep Licensee reasonably informed regarding any such claim. For such proceedings initiated prior to the Effective Date, Akebia will be responsible for [**]% of out-of-pocket costs and fees, including attorneys’ fees, expert fees, court fees, and translation costs, incurred by Akebia in connection with any such proceeding, including any appeals related to such proceeding. Akebia will provide to Licensee, and the Parties will review and discuss, a budget of the costs and expenses to be incurred by or on behalf of Akebia in connection with any such proceeding initiated on or after the Effective Date, and Licensee will be responsible for [**] such costs and expenses, including attorneys’ fees, expert fees, court fees, and translation costs, incurred by either Party in connection with any such proceeding initiated on or after the Effective Date, including any appeals related to such Akebia Defense Action. Licensee will reimburse Akebia for [**] costs and expenses related to any such proceeding initiated on or after the Effective Date no later than [**] of receipt of an invoice therefor from Akebia. Akebia will not settle such claim in a manner that materially adversely affects Licensee’s interests and in a manner that is disproportionate to Akebia’s interests, without the written consent of Licensee. In addition, the Parties will reasonably assist each other and cooperate and share information with respect to such claim.
6.7.3    Responsibility for Third Party Licenses. At any time during the Term, if either Party believes that it is necessary or advisable to seek to acquire or obtain a license under any Patent Rights owned or controlled by a Third Party in order to avoid infringement thereof by the exercise of the licenses granted under Article 2 (License Grants), whether or not there has been the institution of any infringement claim, then the Parties will discuss whether to acquire or obtain a license under such Patent Rights in the Territory. Akebia will have the sole right, but not the obligation, to negotiate and acquire or obtain a license under such Patent Rights from such Third Party; provided, however, that Akebia will consult with and reasonably consider Licensee’s views regarding any such decision to acquire or obtain a license under such Patent Rights and regarding the terms of such license to the extent pertaining to the Territory. If Akebia is not able to so acquire or obtain a license under any such Patent Rights owned or controlled by such a Third Party, then the Parties will in good faith discuss at the JSC modifications to the Licensed Product to avoid infringement of such Patent Rights. If Akebia does so acquire or obtain a license under any such Patent rights and the applicable acquisition or license agreement relates solely to the Development, Manufacture, Commercialization, or other Exploitation of the Licensed Product in the Territory, then Akebia will be responsible for [**]% and Licensee will be responsible for [**]%, in each case, of all amounts payable to such Third Party assignor, licensor, or grantor of rights pursuant to such agreement. If such acquisition or license agreement relates to the Development, Manufacture, Commercialization, or other Exploitation of the Licensed Product in countries both inside and outside of the Territory, then (a) Akebia will be responsible for [**]% and Licensee will be responsible for [**]%, in each case, of any such payments thereunder that arise out of the Development, Manufacture, Commercialization, or other Exploitation of the Licensed Product in the Territory (e.g., any milestone payments for achievement of milestone events in the Territory or royalties on net sales of the Licensed Product in the Territory), (b) Licensee will be responsible for [**]% of any such payments thereunder that are not directly attributable to the Development, Manufacture, Commercialization, or other Exploitation of the Licensed Product in the Territory or outside of the Territory (e.g., an upfront payment), and (c) Akebia will be responsible for [**]% of any such payments thereunder that arise out of the Development, Manufacture, Commercialization, or other Exploitation of the Licensed Product in countries outside of the Territory (e.g., any milestone payments for achievement of any milestone events in a country outside of the Territory or royalties on net sales of the Licensed Product outside of the Territory). Licensee will reimburse Akebia for Licensee’s share of such payments no later than [**]

of receipt of an invoice therefor from Akebia. This Section 6.7 (Defense of Third Party Infringement Claims; Third Party IP) will not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights. Each Party will keep the other Party informed of the status of any Third Party claim of infringement.
6.7.4    Challenge to Certain Third Party Patent Rights.
(a)Initiation. The Parties, together with each Party’s patent counsel (in each Party’s discretion), will discuss whether or not to initiate an invalidity action (including oppositions), either in the applicable patent office or court, challenging any Third Party Patent Rights that claim the Licensed Product (each, on a Third Party Patent-by-Third Party Patent basis, an “Invalidation Proceeding”), and the strategy and timeline for any Invalidation Proceeding that Akebia pursues in accordance with this Section 6.7.4 (Challenge to Certain Third Party Patent Rights). Immediately following such discussion, Akebia, in consultation and discussion with Licensee, will begin preparing the documents for filing any such Invalidation Proceedings that the Parties have agreed to initiate pursuant to the previous sentence, and the Parties will attempt to agree (including, if necessary, following escalation to the Parties’ Executive Officers) on the timeline for filing and pursuing any such Invalidation Proceedings. Subject to the remainder of this Section 6.7.4(a) (Initiation), Akebia will make the final decision in its sole discretion as to whether to initiate any Invalidation Proceeding. If the Parties are unable to agree on whether to initiate any Invalidation Proceeding, or on the timeline for pursuing any such Invalidation Proceeding, then, to the extent required or advisable to prevent a Third Party from interfering with or obstructing Commercialization of the Licensed Product, Licensee will have the right to require Akebia to initiate and pursue Invalidation Proceedings; provided that prior to exercising the foregoing right to cause Akebia to initiate any such Invalidation Proceeding in such country, Licensee will consider in good faith any comments by Akebia regarding the merits of initiating such proceeding in such country and, if initiated, the best type of proceeding to pursue in each such country. Akebia will control the strategy, venue, type of proceeding, selection of counsel, and, subject to the previous sentence, the timeline, in each case, for filing and pursuing all such Invalidation Proceedings in accordance with Section 6.7.4(b) (Control and Costs); provided that Akebia will consult with and reasonably consider in good faith Licensee’s (and Licensee’s outside patent counsel’s) views regarding any such Invalidation Proceeding, including the strategy and timeline for initiating and pursuing any Invalidation Proceeding and the best type of proceeding to pursue in each such country.
(b)Control and Costs. With regard to any Invalidation Proceeding, Akebia will be responsible for preparing, filing, pursuing, and controlling such Invalidation Proceeding and the counsel of its own choosing, including the right to control the strategy, choice of venue, type of proceeding, timing (subject to Section 6.7.4(a) (Initiation)), any appeals, and other material factors related to such Invalidation Proceeding. In addition, the Parties will reasonably assist each other and cooperate and share information with respect to such Invalidation Proceedings, including any appeals thereof. For Invalidation Proceedings initiated prior to the Effective Date, Akebia will be responsible for [**]% of out-of-pocket costs and fees, including attorneys’ fees, expert fees, court fees, and translation costs, incurred by Akebia in connection with any Invalidation Proceeding, including any appeals related to such Invalidation Proceeding. Akebia will provide to Licensee, and the Parties will review and discuss, a budget of the costs and expenses to be incurred by or on behalf of Akebia in connection with any Invalidation Proceeding initiated on or after the Effective Date, and Licensee will be responsible for [**] costs and expenses incurred by or on behalf of Akebia in connection with any Invalidation Proceeding initiated on or after the Effective Date, including attorneys’ fees, expert fees, court fees, and translation costs, incurred by either Party in connection with any Invalidation Proceeding initiated on or after the Effective Date, including any appeals related to such Invalidation Proceeding. Licensee will reimburse Akebia for [**] costs and expenses related to any such Invalidation Proceeding initiated on or after the Effective Date no later than [**] of receipt of an invoice therefor from Akebia.
(c)Cooperation. Akebia will keep Licensee reasonably informed regarding substantive meetings, hearings, or other proceedings related to such Invalidation Proceeding (to the extent relevant, together with its own counsel, at its own expense).
6.8    Patent Term Extensions. Akebia will be solely responsible for making all decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, with respect to the Licensed Product; provided that Akebia will consult with Licensee with respect to such decisions and will consider the comments and concerns of Licensee in good faith. Licensee will reimburse Akebia for all costs and expenses incurred by Akebia pursuant to this Section 6.8 (Patent Term Extensions) no later than [**] of receipt of an invoice therefor from Akebia.
6.9    Unified Patent Court. In the event that the Unified Patent Court Agreement enters into force during the Term of this Agreement, Akebia will be solely responsible for making all decisions regarding Patent Rights, including decisions regarding the opting-out or opting-in of existing European Patent Rights into the jurisdiction of the Unified Patent Court or the registration of European Patents with Unitary Effect; provided that Akebia will consult with Licensee with respect to such decisions and will consider the comments and concerns of Licensee in good faith.
7.CONFIDENTIALITY
7.1.Definition. “Confidential Information” means the terms and provisions of this Agreement and other Know-How, inventions, materials, and other non-public or proprietary information and data of a financial, commercial, or technical nature that a Party (the “Disclosing Party”) or any of its Affiliates has supplied or otherwise made available to the other Party (the “Receiving Party”) or its Affiliates, whether in writing or orally and whether or not specifically marked or designated by the Disclosing Party as confidential. All Akebia Know-How will be considered Akebia’s Confidential Information and Akebia will be the Disclosing Party with respect thereto. The terms of this Agreement and all Licensee Development Data will each be considered the Confidential Information of both Parties and both Parties will be the Receiving Party with respect thereto.
7.2.Obligations. During the Term of this Agreement and for [**] thereafter, the Receiving Party will (a) protect all Confidential Information of the Disclosing Party against unauthorized disclosure to Third Parties and (b) not use or disclose the Confidential Information of the Disclosing Party, except as permitted by or in furtherance of exercising rights or carrying out obligations hereunder. The Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, Subcontractors, prospective Sublicensees, Sublicensees, consultants, attorneys, accountants, banks, financial or legal advisors, lenders, prospective lenders, financing sources, prospective financing sources, prospective acquirers, investors and prospective investors (collectively, “Representatives”) who have a need-to-know such information to carry out the activities and transactions or to exercise its rights contemplated by this Agreement, provided that such Representatives are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement. Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.
7.3.Exceptions to Confidentiality. The obligations under this Article 7 (Confidentiality) will not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

7.3.1.is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or any Representatives to whom it disclosed such information;
7.3.2.was rightfully known to, or was otherwise lawfully in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;
7.3.3.is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party; or
7.3.4.is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.
7.4.Permitted Disclosures.
7.4.1.Compliance with Law. The restrictions set forth in this Article 7 (Confidentiality) will not apply to any Confidential Information that the Receiving Party is required to disclose under Applicable Laws a valid court order or other governmental order or to enforce any Akebia Patent Rights under Article 6 (Intellectual Property Rights), provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted; (b) affords the Disclosing Party, to the extent permitted, an opportunity to oppose or limit, or secure confidential treatment for, such required disclosure; and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to clause (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.
7.4.2.SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement only to the extent required, in the reasonable opinion of such Party or such Party’s outside legal counsel, to comply with Applicable Law, regulation, or legal process or by applicable stock exchange rule. If a Party must disclose this Agreement or any of the terms hereof in accordance with the preceding sentence, then such Party agrees, at its own cost and expense, to seek confidential treatment of portions of this Agreement or such terms as may be reasonably requested by the other Party, and to cause all Persons to whom any terms of this Agreement are disclosed to be bound by written obligations of confidentiality and non-use no less stringent than the confidentiality terms of this Agreement.
7.4.3.Disclosure of Agreement Terms. Notwithstanding the restrictions set forth in this Article 7 (Confidentiality), a Party may, without the prior consent of the other Party, disclose the terms and provisions of this Agreement to any actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty factoring transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that such Third Party is bound by written obligations of confidentiality at least as stringent as those set forth in this Agreement or otherwise customary for such type and scope of disclosure and that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed.
7.4.4.Other Permitted Disclosures. In addition, and notwithstanding the restrictions set forth in this Article 7 (Confidentiality), a Party may, without the prior consent of the other Party, disclose the other Party’s Confidential Information (including this Agreement and the terms hereof) to the extent such disclosure is reasonably necessary in the following circumstances: (a) the prosecution, enforcement, and defense of Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights, in each case, as contemplated by this Agreement, (b) to prosecute or defend litigation, so long as there is [**] prior written notice given by the Receiving Party before filing, (c) to present, disclose, and discuss general information about the existence of the Agreement and the general progress of the Licensed Products at investor press conferences or similar events; and (d) disclosure pursuant to Section 7.6 (Public Announcements); provided that any Confidential Information disclosed pursuant to this Section 7.4.4 (Other Permitted Disclosures) is be limited to that information that is legally required or necessary for the particular in which it is being disclosed.
7.5.Right to Injunctive Relief. Notwithstanding any provision to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the Confidential Information includes highly sensitive trade secret information, (b) a breach of this Article 7 (Confidentiality) by a Party with respect to such information may cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and (c) in such case of a breach of this Article 7 (Confidentiality), the non-breaching Party will be entitled to equitable relief, including a temporary restraining order, preliminary injunction, or permanent injunction from any court of competent jurisdiction.
7.6.Public Announcements. Except as required to comply with Applicable Law, for appropriate market disclosure, or for disclosures that are consistent with information disclosed in prior releases properly made hereunder, neither Party will originate any publicity, news release, or public announcements, written or oral, whether to the public or press, stockholders, or otherwise, relating to the terms of this Agreement without the prior written consent of the other Party, not to be unreasonably withheld. Any such release, publicity, or announcement made previously in accordance with this Section 7.6 (Public Announcements) may be re-issued; provided that the information contained therein remains current, correct, and accurate at the time of re-issue.
7.7.Use of Marks. Subject to the rights granted to Licensee pursuant to Section 4.10.3 (Trademark License), neither Party (nor any of its Affiliates or agents) will use the Marks of the other Party or its Affiliates in any press release, publication, or other form of public promotional disclosure without the prior written consent of the other Party in each instance.
8.REPRESENTATIONS, WARRANTIES, AND COVENANTS
8.1.Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date as follows:
8.1.1.It is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation.
8.1.2.It has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
8.1.3.This Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms.
8.1.4.All consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.
8.1.5.The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or result in a breach of or a default under any provision of its organizational documents; (b) result in a breach of or default under any agreement to which it is a party that would impair the performance of its obligations hereunder; or (c) violate any Applicable Laws.
8.2.Representations and Warranties by Akebia. Except as set forth in the Disclosure Schedule attached hereto as Schedule 8.2 (Disclosure Schedule), Akebia represents and warrants to Licensee as of the Effective Date as follows:
8.2.1.Akebia Controls the Akebia Patent Rights and the Akebia Know-How, and has the rights to grant the license granted in Section 2.1 (License Grants to Licensee).
8.2.2.Schedule 1.12 (Akebia Patent Rights) includes all Patent Rights Controlled by Akebia that are necessary to Exploit the Licensed Product in the Field in the Territory.
8.2.3.To Akebia’s Knowledge, all Akebia Patents Rights existing as of the Effective Date are (i) being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and (ii) have been filed and maintained and all applicable fees have been paid on or before the due date for such payments;
8.2.4.Akebia has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in and to the Licensed Product in a manner that could or would prevent Akebia from granting the rights to Licensee pursuant to this Agreement;
8.2.5.Akebia has not received any written notice from a Third Party and, to Akebia’s Knowledge, there is no claim pending or threatened by a Third Party alleging that the Exploitation of the Licensed Product by or on behalf of Akebia in the Field within the Territory has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of a Third Party, and to Akebia’s Knowledge, such Exploitation has not infringed, misappropriated, or otherwise violated the Intellectual Property Rights of a Third Party.
8.2.6.To the extent permitted under the [**] Agreement, Akebia has provided to Licensee a true and complete copy of the [**] Agreement.
8.2.7.In performing under this Agreement, Akebia and its Affiliates will comply with the US anti-bribery laws applicable to Akebia. Akebia has not and will not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence any: (a) any elected or appointed government official (e.g., a member of a ministry of health); (b) any employee or person acting for or on behalf of a Governmental Authority; (c) any political party officer or employee acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization; or (e) any person otherwise categorized as a government official under local law.
8.2.8.As of the Effective Date, neither it nor any of its Affiliates has been debarred or is subject to debarment, and neither it nor any of its Affiliates will use in any capacity, in connection with its activities under this Agreement, any person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such Section 306, or who is subject to any similar sanction of any Governmental Authority in the Territory. Akebia will inform Licensee in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in such Section 306 or if any action, suit, claim, investigation, or legal or administrative proceeding is pending, or is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.
8.3.Covenants of Licensee. Licensee covenants to Akebia as follows:
8.3.1.Licensee will perform, or will ensure that each of its Affiliates, permitted Sublicensees (as applicable), and Subcontractors perform, all activities under this Agreement in a professional and ethical business manner and in compliance with Applicable Law, applicable Professional Requirements, the Approved Labeling, and the Commercialization Plan, including, as applicable, the European Data Protection Directive 95/46/EC, the European General Data Protection Regulation (Regulation (EU) 2016/679), and any other applicable national data protection legislation.
8.3.2.In performing under this Agreement, it and its Affiliates will comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010, as amended from time-to-time; the anti-corruption laws of the Territory, and all laws enacted to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
8.3.3.It has not and will not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence any: (a) any elected or appointed government official (e.g., a member of a ministry of health); (b) any employee or person acting for or on behalf of a Governmental Authority; (c) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization; or (e) any person otherwise categorized as a government official under local law.
8.3.4.As of the Effective Date, neither it nor any of its Affiliates has been debarred or is subject to debarment, and neither it nor any of its Affiliates will use in any capacity, in connection with its activities under this Agreement, any person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such Section 306, or who is subject to any similar sanction of any Governmental Authority in the Territory. Licensee will inform Akebia in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in such Section 306 or if any action, suit, claim, investigation, or legal or administrative proceeding is pending, or is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.
8.3.5.Licensee will have responsibility for tracking and reporting payments or other transfers of value made directly or indirectly to health care professionals or other persons and entities under the so-called federal “sunshine law” or Open Payments (42 U.S.C. §1320a-7a) and analogous state laws and foreign laws in the Territory in connection with the performance of this Agreement in accordance with their respective compliance policies.
8.4.Covenant of Akebia. Akebia will not amend the [**] Agreement in a way that adversely affects the rights granted to Licensee under this Agreement or increases the amount of the Base Royalties without Licensee’s prior written consent.
8.5.No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8 (REPRESENTATIONS, WARRANTIES, AND COVENANTS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED PRODUCT OR THE SUBJECT MATTER OF THIS AGREEMENT. ANY INFORMATION PROVIDED BY AKEBIA OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.
9.INDEMNIFICATION
9.1.Indemnification by Licensee. Licensee agrees to indemnify, hold harmless, and defend Akebia and its Affiliates, and their respective officers, directors, employees, successors, and assigns, and representatives (collectively, “Akebia Indemnitees”), from and against any Claims arising from or relating to: (a) the Development of the Licensed Product in the Territory by or on behalf of Licensee, or its Affiliates, Subcontractors, or Sublicensees; (b) the Manufacturing, Commercialization, or other Exploitation of the Licensed Product in the Territory by or on behalf of Licensee, or its Affiliates, Subcontractors, or Sublicensees, including the content of any promotional materials or medical materials; (c) the negligence or wrongful intentional acts or omissions of Licensee, or its Affiliates, Subcontractors, or Sublicensees; (d) the breach by Licensee or its Affiliates, Subcontractors, or Sublicensees of any obligation, representation, warranty, or covenant set forth in this Agreement; (e) the failure to comply with Applicable Law by or on behalf of Licensee, or its Affiliates, Subcontractors, or Sublicensees; and (f) any claim of death or bodily injury resulting from the use of the Licensed Product sold in the Territory; except, in each case ((a) – (f)), to the extent such Claims arise from or occur as a result of the breach by Akebia of this Agreement or the negligence or willful misconduct on the part of any Akebia Indemnitee.
9.2.Indemnification by Akebia. Akebia agrees to indemnify, hold harmless, and defend Licensee and its Affiliates and their respective officers, directors, employees, successors and assigns, and representatives (collectively, “Licensee Indemnitees”), from and against any Claims arising from or relating to: (a) the Manufacturing, Commercialization, or other Exploitation of the Licensed Product outside the Territory by or on behalf of Akebia, or its Affiliates, Subcontractors, or Sublicensees (excluding Licensee), including the content of any promotional materials or medical materials, (b) the negligence or wrongful intentional acts or omissions of Akebia or its Affiliates, contractors, or licensees (other than Licensee); (c) the breach by Akebia or its Affiliates, contractors, or licensees (other than Licensee) of any obligation, representation, warranty, obligation, or covenant set forth in this Agreement; or (d) the failure to comply with Applicable Law by or on behalf of Akebia, or its Affiliates, contractors, or licensees (other than Licensee); except, in each case ((a) – (d)), to the extent such Claims arise from or occur as a result of the breach by Licensee of this Agreement or the negligence or willful misconduct on the part of any Licensee Indemnitee.
9.3.Indemnification Procedure. In connection with any Claim for which a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party will: (a) give the Indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice will not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Claim. Akebia, in its capacity as the Indemnifying Party, shall not settle any such Claim without Licensee’s prior written consent (not to be unreasonably withheld), if such settlement materially adversely impacts Licensee’s rights or obligations. Licensee, in its capacity as the Indemnifying Party, shall not settle any such Claim without Akebia’s prior written consent (not to be unreasonably withheld). Further, the Indemnified Party will have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense. Each notice provided pursuant to this Section 9.3 (Indemnification Procedure) will contain a description of the Claim and the nature and amount of such Claim (to the extent that the nature and amount of such Claim is known at such time).
9.4.CONSEQUENTIAL DAMAGES WAIVER. NEITHER OF THE PARTIES WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S WILLFUL MISCONDUCT OR INTENTIONAL BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, A BREACH OF THE OBLIGATIONS OF A PARTY UNDER ARTICLE 7 (CONFIDENTIALITY), INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OWNED OR CONTROLLED BY THE OTHER PARTY, AND AMOUNTS

REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 9 (INDEMNIFICATION).
9.5.Insurance. Licensee will, at its own expense, obtain and maintain insurance with respect to the Development and Commercialization of the Licensed Product under this Agreement and for [**] thereafter in such amount and subject to such deductibles and other limitations as biopharmaceutical companies customarily maintain with respect to the research, development, and commercialization of similar products in their respective territories. Such insurance policy will name Akebia as an additional insured and will be reasonably acceptable to Akebia. Licensee will provide a copy of such insurance policy to Akebia upon request.
10.TERM; TERMINATION
10.1.Term. This Agreement will continue in full force and effect, unless otherwise terminated in accordance with this Article 10 (Term; Termination), until the expiration of all applicable Royalty Terms with respect to the Licensed Product on a country-by-country-basis in the Territory (the “Term”). On a country-by-country basis, upon the natural expiration of this Agreement as contemplated in this Section 10.1 (Term), so long as at such time Licensee has paid to Akebia all amounts due under this Agreement and accrued prior to such natural expiration of the Term in accordance with the terms hereof and is not at such time in material breach of any term of this Agreement, (a) the licenses granted to Licensee under Section 2.1 (License Grants to Licensee) will become non-exclusive, perpetual, and irrevocable with respect to such country in the Territory and (b) if Licensee uses any Product Mark or Akebia Housemark in connection with the Commercialization of the Licensed Product in any country in the Territory following the expiration of the Term, then the licenses granted to Licensee under Section 4.10.3 (Trademark License) to use the Product Marks and Akebia Housemarks will become non-exclusive and will bear a royalty of [**]% of Net Sales in each country in the Territory in which Licensee uses the Product Marks or Akebia Housemarks in connection with such Commercialization of the Licensed Product.
10.2.Termination for Breach. Subject to the terms and conditions of this Section 10.2 (Termination for Breach), a Party (the “Non-Breaching Party”) will have the right, in addition to any other rights and remedies, to terminate this Agreement in its entirety in the event the other Party (the “Breaching Party”) is in material breach of any of its obligations under this Agreement; provided that the Parties stipulate and agree that any breach by Licensee of its obligations under Section 4.3.3 (Development Diligence Obligations), Section 4.4.4 (Commercialization Diligence Obligations), or Section 5.1.3 (Minimum Royalties) will each be a material breach of its obligations under this Agreement with respect to which the terms of this Section 10.2 (Termination for Breach) will apply. The Non-Breaching Party will first provide written notice to the Breaching Party, which notice will identify with particularity the alleged breach and state the Non-Breaching Party’s intent to terminate this Agreement if such breach is not cured. With respect to material breaches of any payment obligation hereunder, the Breaching Party will have a period of [**] after such written notice is provided to cure such breach. With respect to all other breaches, the Breaching Party will have a period of [**] after the Non-Breaching Party provides written notice to cure such breach.
10.3.Termination for Bankruptcy. Subject to the terms and conditions of this Agreement, either Party may terminate this Agreement upon notice to the other Party should the other Party: (a) consent to the appointment of a receiver or a general assignment for the benefit of creditors of the other Party that is not discharged within [**], or (b) file a petition under any bankruptcy or insolvency law or have any such petition filed against it that has not been stayed within [**] of such filing.
10.4.Termination by Akebia for Patent Challenges. If Licensee or any of its Affiliates or Sublicensees Challenges an Akebia Patent Right or Joint Patent Right in any country throughout the world, then Akebia may, in its sole discretion either (a) terminate this Agreement in its entirety, or (b) leave the Agreement in effect, but increase the Incremental Royalties payable to Akebia pursuant to Section 5.1 (Royalty Payments) by [**]% and, in any case, if Akebia so chooses, sue Licensee for infringement in any forum of competent jurisdiction of Akebia’s choosing.
10.5.Termination by Licensee for Convenience. Commencing on the date that is 12 months following the Effective Date, Licensee may terminate this agreement for convenience, without damage to Akebia, upon not less than 12 months’ prior written notice to Akebia (i.e., any such termination would not be effective until at least 24 months following the Effective Date).
10.6.Termination by Licensee for Marketing Authorization or Exclusivity Failure. If (a) Licensee has actually submitted for approval an MAA for the Licensed Product to the EMA, the EMA rejects such MAA, and the Parties in good faith agree that, based on communications from the EMA, submitting a modified MAA for the Licensed Product to the EMA will not result in approval of such modified MAA, or (b) Licensee has used Commercially Reasonable Efforts to seek Regulatory Approval of the Licensed Product for the Target Indication in the EMA, and [**], then in either case ((a) – (b)) Licensee may terminate this Agreement upon 30 days’ prior written notice to Akebia.
10.7.Effects of Termination. In the event of any termination of this Agreement (but not expiration), the following will apply:
10.7.1.Right of Reference. The right of reference granted to Licensee pursuant to Section 4.2.4 (Right of Reference) will terminate. The right of reference granted to Akebia pursuant to Section 4.2.4 (Right of Reference) will survive.
10.7.2.Return of Confidential Information. Licensee will cease using the Akebia Technology and will return to Akebia or destroy all copies of any documents containing any Akebia Know-How. Each Party will return or destroy all Confidential Information of the other Party in its possession upon expiration or termination of this Agreement at the disclosing Party’s election and written request. The Receiving Party will provide a written confirmation of such destruction within [**] of such request; provided, however, that the foregoing will not apply to any Confidential Information that is necessary to allow such Party to perform its obligations or exercise any of its rights that expressly survive the termination or expiration of this Agreement.
10.7.3.License Grants to Akebia. Licensee hereby grants and agrees to grant to Akebia with effect from the effective date of termination, an exclusive, fully paid-up, worldwide, perpetual, irrevocable right and license, with the right to grant sublicenses through multiple tiers, under Licensee’s interest in all Licensee Technology to Develop, Manufacture, Commercialize, and otherwise Exploit the Licensed Product inside and outside of the Territory. If Licensee is unable to sublicense any Patent Rights or Know-How owned by Third Parties to Akebia as set forth under this Section 10.7.3 (License Grants to Akebia) without the consent of the Third Party, then Licensee undertakes, on request from Akebia, to use reasonable efforts to procure such licenses on behalf of Akebia in as far as it is able to do so, and Akebia will pay such fees and agree to be bound by the terms agreed between Akebia and the Third Party licensor.
10.7.4.Appointment as Exclusive Distributor. If the Licensed Product is being Commercialized by Licensee in any country in the Territory as of the effective date of termination, then, at Akebia’s election (in its sole discretion) on a country-by-country basis in the Territory, until such time as all Regulatory Approvals with respect to such Licensed Product in such country have been assigned and transferred to Akebia, either (a) Licensee will appoint Akebia or its designee as its exclusive distributor of the Licensed Product in such country and grant Akebia or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Licensee or any of its Affiliates and a Third Party; provided that Akebia will purchase any and all inventory of Licensed Product held by Licensee or its Affiliates as of the effective date of termination at a price equal to [**] for such inventory, or (b) Licensee will have the continued right to sell the Licensed Product in such country from its inventory; provided, however, that Licensee’s obligations under this Agreement with respect to all such Licensed Product that Licensee sells, including the obligation to remit royalties to Akebia hereunder, will continue in full force and effect during such period.
10.7.5.Assignment and Disclosure. Licensee will promptly (and in any event within [**] after the effective date of termination): (a) assign and transfer to Akebia or its designee all of Licensee’s rights, title, and interests in and to all Regulatory Submissions, Regulatory Approvals, clinical trial agreements, and distribution agreements (to the extent assignable and not cancelled), confidentiality and other agreements, and Licensee Development Data (to the extent in Licensee’s Control), in each case, relating to the Licensed Product and that are necessary or useful for the Exploitation of the Licensed Product, and (b) disclose to Akebia all documents that are controlled by Licensee or that Licensee is able to obtain using reasonable efforts, and that embody the foregoing. In addition, Licensee will promptly assign and transfer to Akebia or its designee, as of the effective date of termination, all of Licensee’s rights, title, and interests in and to all domain names associated with the Product Marks (to the extent that they are owned by Licensee or its Affiliates), and will promptly (in any event, within [**] after the effective date of termination) provide to Akebia all login and password information necessary to maintain such domain names. Subject to Section 10.7.6 (Termination by Licensee for Breach), the costs associated with the assignments set forth in this Section 10.7.5 (Assignment and Disclosure) will be borne by Licensee.
10.7.6.Termination by Licensee for Breach. Notwithstanding any provision to the contrary set forth under this Section 10.7 (Effects of Termination), in the event of any termination of this Agreement by Licensee for Akebia’s material breach pursuant to Section 10.2 (Termination for Breach), Akebia will be responsible for reimbursing Licensee for the costs associated with the assignments set forth in Section 10.7.5 (Assignment and Disclosure).
10.8.Accrued Rights. Expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, and any such termination will be without prejudice to the rights of either Party against the other. The remedies provided in this Article 10 (Term; Termination) are not exclusive of any other remedies a Party may have in law or equity. Without limiting the generality of the foregoing, upon expiration or termination of this Agreement Licensee will pay to Akebia all amounts due under this Agreement to Akebia as of the effective date of termination or expiration within [**] following such effective date of termination or expiration. All payments made pursuant to this Section 10.8 (Accrued Rights) will be non-creditable and non-refundable.
10.9.No Waiver. The right of a Party to terminate this Agreement, as provided in this Article 10 (Term; Termination), will not be affected in any way by its waiver or failure to take action with respect to any prior default.
10.10.Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the following provisions will survive expiration or termination of this Agreement: Article 1 (Definitions); Section 2.4 (License Grant to Akebia); Section 2.6 (Retained Rights); Section 2.7 (No Additional Rights; Compliance with [**] License); Section 4.2.4 (Right of Reference); Section 4.3.7 (Licensee Development Data) Section 4.10.2 (Ownership; Branding) (solely with respect to the penultimate and ultimate sentences therein); Section 4.10.3 (Trademark License) (solely with respect to the ultimate sentence therein); Section 5.2 (Late Payments; Disputed Payments) through Section 5.5 (Accounting; Audit); Section 6.1 (Ownership); Section 6.2 (Prosecution and Maintenance of Akebia Patent Rights and Joint Patent Rights) (solely with respect to Joint Patent Rights); Section 6.3 (Prosecution of Licensee Patent Rights); Section 6.4 (Enforcement of Akebia Patent Rights, Joint Patent Rights, and Licensee Patent Rights in the Territory) (solely with respect to Joint Patent Rights and Licensee Patent Rights); Section 6.5

(Defense Against a Third Party Challenge to Akebia Patent Rights and Joint Patent Rights outside the Territory) (solely with respect to Joint Patent Rights); Section 6.6 (Defense Against a Third Party Challenge to Joint Patent Rights in the Territory and Licensee Patent Rights); Article 7 (Confidentiality); Article 9 (Indemnification); Section 10.7 (Effects of Termination) through this Section 10.10 (Survival); Article 11 (Dispute Resolution; Governing Law); and Article 12 (Miscellaneous).
11.DISPUTE RESOLUTION; GOVERNING LAW
11.1.Executive Officers; Disputes. Each Party will ensure that an Executive Officer is designated for such Party at all times during the Term for dispute resolution purposes, and will promptly notify the other Party of any change in its designated Executive Officer. Except as expressly set forth in this Agreement, including matters subject to resolution under Section 3.6 (Decision-Making and Committee Dispute Resolution), in the event of a dispute arising under this Agreement between the Parties, the Parties will refer such dispute to their respective Executive Officer, and such Executive Officers or designees will attempt in good faith to resolve such dispute.
11.2.Arbitration. If the Parties are unable to resolve a given dispute within [**] of referring such dispute to the designated Executive Officers pursuant to Section 11.1 (Executive Officers; Disputes), then, other than a dispute with respect to the validity, scope, enforceability, or ownership of any Patent Rights or other intellectual property rights under this Agreement (unless otherwise agreed by the Parties), either Party may have such dispute settled by binding arbitration in the manner described below:
11.2.1.Arbitration Request. If a Party intends to begin an arbitration proceeding to resolve a dispute arising under this Agreement, then such Party will provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods within which a Party must cure a breach of this Agreement will be suspended with respect to the subject matter of the dispute.
11.2.2.Additional Issues. Within [**] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.
11.2.3.Arbitration Procedure. Except as expressly provided in this Agreement, any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, will be referred to and finally resolved by binding arbitration administered by the London Court of International Arbitration (“LCIA”) in accordance with its rules as then in effect, which rules are deemed to be incorporated by reference into this Section 11.2.3 (Arbitration Procedure). There will be one arbitrator, and such arbitrator will be chosen pursuant to the LCIA Rules. The seat, or legal place, of arbitration will be London, United Kingdom, or such other venue as the Parties agree. The language to be used in the arbitral proceedings will be English. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION 11.2.3 (ARBITRATION PROCEDURE) EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ARBITRABLE CONTROVERSY OR CLAIM. The Parties hereby agree that the arbitrator has authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator deems reasonable and necessary with or without petition therefor by the Parties as well as the final ruling and judgment. All rulings by the arbitrator will be final. Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Nothing in this Agreement will prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, Know-How, or any other proprietary right or otherwise to avoid irreparable harm. If the issues in dispute involve scientific or technical matters, then any arbitrator chosen hereunder will have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology and pharmaceuticals. The Parties agree that arbitration of any dispute will be confidential, and all claims, proceedings, and evidence provided in the arbitration and all decisions of the arbitrators will be considered the Confidential Information of both Parties under this Agreement.
11.3.Intellectual Property Disputes. Notwithstanding Section 11.2 (Arbitration), if a dispute arises with respect to the validity, scope, enforceability, or ownership of any Patent Right or other intellectual property rights, and such dispute is not resolved in accordance with Section 11.1 (Executive Officers; Disputes), then such dispute will not be submitted to an arbitration proceeding in accordance with Section 11.2 (Arbitration), unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.
11.4.Choice of Law; English Language. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, will be construed under and governed by the substantive laws of the State of New York, exclusive of its conflicts of laws principles. This Agreement has been prepared in the English language and the English language will control its interpretation. All consents, notices, reports, and other written documents to be delivered or provided by a Party under this Agreement will be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation will control.
12.MISCELLANEOUS
12.1.Assignment. Licensee may not assign its rights and obligations under this Agreement without Akebia’s prior written consent, except that Licensee may assign this Agreement (in whole or in part) without such consent (a) in connection with the transfer or sale of all or substantially all of its assets to a Third Party, (b) in the event of its merger or consolidation with another company, or (c) to an Affiliate. Licensee will provide Akebia with prompt written notice of any such assignment. Any permitted assignee pursuant to clause (a) or (b) above will assume all obligations of its assignor under this Agreement, and no permitted assignment will relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing will be void. Akebia may assign its rights and obligations under this Agreement in whole or in part without Licensee’s prior written consent, but will inform Licensee of assignment as soon as possible following the effective date of such assignment, which obligation may be satisfied through public disclosure.
12.2.Entire Agreement; Amendment. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof including that certain Mutual Confidentiality Agreement dated [**] by and between Licensee and Akebia (the “Non-Disclosure Agreement”) and all information shared by the Parties pursuant to the Non-Disclosure Agreement will be Confidential Information under this Agreement, and the use and disclosure thereof will be governed by Article 7 (Confidentiality). This Agreement will not be modified, or amended, except by another agreement in writing executed by the Parties.
12.3.Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement will remain in force, in all other respects and all other jurisdictions; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties will negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties, and, failing such amendment, either Party may submit the matter for resolution pursuant to Article 11 (Dispute Resolution; Governing Law).

12.4.Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):
If to Akebia:

Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: Chief Executive Officer
Email: [**]

with a copy to (which will not constitute notice):

Ropes & Gray LLP
800 Boylston Street; Prudential Tower
Boston, MA 02199
Attention: Hannah H. England
Email: [**]

If to Licensee:
Averoa
11 avenue Paul Verlaine
38 100 Grenoble – France
Attention – Chief Executive Officer
Email: [**]
with a copy to:

MCE Carrel
67 rue de Miromesnil
75008 Paris
Attention – Alexandra Carrel
Email: [**]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (b) on the fifth Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.
12.5.Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will continue only so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. When the force majeure no longer exists, the affected Party must promptly resume performance. For purposes of this Agreement, “force majeure” will include conditions beyond the reasonable control of the non-performing Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, failure of plant or machinery and act (or failure to act) of a government of any country or of any Governmental Authority (other than as a result of the non-performing Party’s failure to comply with Applicable Law). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a force majeure for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Notwithstanding the foregoing, a Party will not be excused from making undisputed payments that have accrued and are owed hereunder because of a force majeure affecting such Party. The affected Party will notify the other Party in writing of any force majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such force majeure circumstances and resume normal performance of its obligations hereunder as soon as reasonably practicable under the circumstances. If the force majeure circumstance continues, then the affected Party will update such notice to the other Party on a bi-weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume. If Licensee’s failure to perform its obligations under this Agreement as a result of a force majeure continues for longer than [**], then Akebia may terminate this Agreement immediately upon written notice to Licensee.
12.6.Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.
12.7.Performance by Affiliates. Notwithstanding anything to the contrary set forth herein, either Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
12.8.Independent Contractors. It is expressly agreed that Akebia and Licensee will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither Akebia nor Licensee will have the authority to make any statements, representations, or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.
12.9.Exit of the United Kingdom from E.U. At either Party’s request, the Parties will discuss and agree upon such amendments to this Agreement as may be necessary to fairly and reasonably adjust the terms of this Agreement in light of the United Kingdom’s exit from the E.U. Any such amendment should preserve the basic economic and legal terms of this Agreement insofar as possible in light of the change in circumstances caused by the United Kingdom’s exit from the E.U.
12.10.Agency. Except as expressly set forth herein, neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee or partner of the other Party. Except as expressly set forth herein, neither Party will have the authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party.
12.11.No Waiver. Any waiver of any provision of this Agreement will be effective only if in writing and signed by Akebia and Licensee. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions hereof, by the other Party, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party will not operate or be construed as a waiver of any subsequent breach or default by the other Party.
12.12.No Strict Construction. This Agreement has been prepared jointly by the Parties and will not be strictly construed against either Party.

12.13.Interpretation. (a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules, or exhibits, the terms of this Agreement will control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, or otherwise, the terms and conditions of this Agreement will govern; (g) this Agreement will be construed as if both Parties drafted it jointly, and will not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles, and Schedules in this Agreement are to Sections, Articles, and Schedules of and to this Agreement; (i) any reference to any federal, national, state, local, or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) the word “or” will not be exclusive; (l) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement; and (m) the section headings and captions used herein are inserted for convenience of reference only and will not be construed to create obligations, benefits, or limitations.
12.14.Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
12.15.Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.16.Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
[Signatures Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AVEROA SAS
By:	/s/ Luc-André Granier
Name: Luc-André GRANIER
Title: CEO

AKEBIA THERAPEUTICS, INC.
By:	/s/ David Spellman
Name: David Spellman
Title: Senior Vice President, Chief Financial Officer, and Treasurer

KERYX BIOPHARMACEUTICALS, INC.
By:	/s/ David Spellman
Name: David Spellman
Title: Senior Vice President, Chief Financial Officer, and Treasurer

[Signature Page to License Agreement]